                           UGLY DUCKLING CORPORATION
                      2525 EAST CAMELBACK ROAD, SUITE 500
                             PHOENIX, ARIZONA 85016

To the Holders of Our Common Stock:

     Enclosed are materials relating to our offer to exchange up to $16,486,582 aggregate principal amount of our 12% Subordinated Debentures due 2003 (the "Debentures") for up to 2,536,397 shares of our common stock, par value $.001 per share ("Common Stock"), as described in the enclosed Offering Circular dated November 20, 1998 (the "Exchange Offer").

     This exchange would be made on the following basis:

--------------------------------------------------------------------------------
                      $6.50 PRINCIPAL AMOUNT OF DEBENTURES
                         FOR EACH SHARE OF COMMON STOCK
--------------------------------------------------------------------------------

     Interest on the Debentures will accrue from October 23, 1998, and will be payable in cash semiannually on each April 15 and October 15, commencing April 15, 1999, until the Debentures are paid in full. The Debentures will be issued under an Indenture Supplement dated October 15, 1998 pursuant to which the Company previously issued $16,013,418 principal amount of Debentures in an exchange offer that expired on October 19, 1998. The terms of the Debentures being offered hereby are identical to the terms of the Debentures previously issued by the Company.

     The principal purpose of the Exchange Offer is to reduce the number of shares of Common Stock outstanding, thereby offering the potential for increased earnings per share in the future. To effect this reduction, the Company is offering to purchase outstanding shares of its Common Stock at a purchase price of $6.50 per share, representing a premium of approximately 30% above its market price as reported on the Nasdaq National Market on November 18, 1998, which the Company does not believe adequately reflects the underlying value of its Common Stock, all as more fully described in the enclosed materials. The Exchange Offer is contingent upon certain conditions as described herein. Executive officers and directors of the Company have advised the Company that they do not intend to tender any shares of Common Stock in the Exchange Offer.

                 PLEASE READ THE ENCLOSED MATERIALS CAREFULLY.

     For further assistance or additional copies of any of the enclosed materials, please call Corporate Investor Communications, Inc. at 1-888-673-4478 (toll free).

                                          Very truly yours,

                                          /s/ Ernest C. Garica II
                                          ERNEST C. GARCIA, II
                                          Chairman of the Board and
                                            Chief Executive Officer
                                          Ugly Duckling Corporation

November 20, 1998
Phoenix, Arizona

                           UGLY DUCKLING CORPORATION

                               OFFER TO EXCHANGE
              UP TO $16,486,582 AGGREGATE PRINCIPAL AMOUNT OF ITS
                      12% SUBORDINATED DEBENTURES DUE 2003
                       FOR UP TO 2,536,397 SHARES OF ITS
                                  COMMON STOCK

     Ugly Duckling Corporation, a Delaware corporation ("Ugly Duckling" or the "Company"), hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), up to $16,486,582 aggregate principal amount of its 12% Subordinated Debentures due 2003 (the "Debentures") for up to 2,536,397 shares ("Shares") of its common stock, $.001 par value per share ("Common Stock") on the basis of $6.50 principal amount of Debentures for each Share of Common Stock.

     On November 18, 1998, the closing price of the Common Stock as reported on Nasdaq's National Market System ("Nasdaq") was $5.00. For a further description of the Common Stock, see "Description of Capital Stock." The Company does not intend to apply for listing or quotation of the Debentures on any exchange or automated quotation system. Accordingly, there can be no assurance that any public market will develop for the Debentures. See "Risk Factors -- Possible Lack of Trading Market for the Debentures."

     On October 23, 1998, the Company issued $16,013,418 principal amount of the Debentures in exchange for 2,463,603 shares of its Common Stock, which were tendered in an exchange offer that expired on October 19, 1998 (the "Original Exchange Offer"). The terms of the Debentures being offered pursuant to this Exchange Offer are identical to the Debentures issued in connection with the Original Exchange Offer and will be issued pursuant to the terms of an Indenture Supplement dated October 15, 1998, under which the existing Debentures were issued. Other than the dates of commencement and expiration, and the lack of a minimum offering condition, the terms of the Exchange Offer are substantially identical to the terms of the Original Exchange Offer.

     The Debentures will be unsecured obligations of the Company subordinated and subject in right of payment to all existing and future senior indebtedness of the Company. As of September 30, 1998, the Company's outstanding senior indebtedness aggregated approximately $78.3 million. The Debentures will bear interest at 12% per annum from October 23, 1998, payable semiannually on each April 15 and October 15, commencing April 15, 1999, until the Debentures are paid in full. The Company will be required to repay the principal amount of the Debentures on October 23, 2003. The Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, at the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. The Debentures will be issued pursuant to an Indenture between the Company and Harris Trust and Savings Bank, as Trustee. The Company will be subject to certain limited financial covenants as more fully described in the Indenture. See "Description of the Debentures."

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON TUESDAY, DECEMBER 22, 1998, UNLESS EXTENDED.

     The Company will accept up to 2,536,397 Shares if tendered (representing approximately 16% of the Shares outstanding as of November 18, 1998). If more than 2,536,397 shares of Common Stock are tendered, the Company will accept no more than 2,536,397 of the tendered Shares, to be allocated among tendering stockholders on a pro rata basis. The Exchange Offer is subject to a number of additional conditions as described herein and may be amended or withdrawn in certain circumstances. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer."

 THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").
THE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES NOR DOES IT PASS
  UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING
                                  LITERATURE.

            THE DATE OF THIS OFFERING CIRCULAR IS NOVEMBER 20, 1998

     For a discussion of certain risks and other factors to be considered in connection with the Exchange Offer, see "Risk Factors."

     The Company, its Board of Directors and its executive officers make no recommendations as to whether any stockholders should tender any or all of such stockholders' Shares pursuant to the Exchange Offer. Each stockholder must make his, her or its own decision whether to tender Shares of Common Stock and, if so, how many Shares to tender. Executive officers and directors of the Company have advised the Company that they do not intend to tender their Shares in the Exchange Offer.

     The Company has made no arrangements for and has no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the Exchange Offer, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Offering Circular nor any exchange or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein.

     This Offering Circular does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this Offering Circular by the Company or any other person, or any such offer or solicitation of such securities by the Company or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this Offering Circular be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from residents of any such state or jurisdiction unless and until such requirements have been satisfied.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    3
SUMMARY OF EXCHANGE OFFER...................................    4
RISK FACTORS................................................   10
THE EXCHANGE OFFER..........................................   17
  General...................................................   17
  Expiration Time, Extensions, Termination and Amendments...   17
  How to Tender.............................................   18
  Withdrawal Rights.........................................   19
  Acceptance of Shares for Exchange; Delivery of Debentures
     to be Exchanged........................................   20
  Denominations; Fractional Interests.......................   20
  Proration if Shares Tendered Exceed Maximum...............   20
  Conditions to and Amendment of the Exchange Offer.........   21
  Exchange Agent............................................   21
  Information Agent.........................................   22
  No Financial Advisor......................................   22
  Payment of Expenses.......................................   22
BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER........   23
CAPITALIZATION..............................................   25
SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA................   26
CERTAIN PRO FORMA FINANCIAL INFORMATION.....................   28
PRICE RANGE OF COMMON STOCK.................................   30
DIVIDENDS...................................................   30
BUSINESS....................................................   31
DESCRIPTION OF THE DEBENTURES...............................   34
DESCRIPTION OF CAPITAL STOCK................................   42
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   43

                             AVAILABLE INFORMATION

     Corporate Investor Communications, Inc. (toll free telephone no. 1-888-673-4478) will act as Information Agent in connection with the Exchange Offer. See "The Exchange Offer -- Information Agent."

     Ugly Duckling is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the Commission; Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by Ugly Duckling with the Commission which can be accessed over the Internet at http:\\www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated by reference into this Offering Circular: (i) Ugly Duckling's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended; (ii) Ugly Duckling's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998 (a copy of which accompanies this Offering Circular), respectively; (iii) Ugly Duckling's Reports on Form 8-K filed with the Commission on January 2, February 9, February 10, February 20, June 16, June 25, September 2, October 13, October 21, and November 18, 1998, respectively; (iv) Ugly Duckling's Notice and Proxy Statement dated August 4, 1998; and (v) Cygnet Financial Corporation's Prospectus dated August 26, 1998. If any statement contained in any of the foregoing documents incorporated by reference herein is modified or superseded by a statement in this Offering Circular, the statement in any such foregoing document will be deemed for the purposes of this Offering Circular to have been modified or superseded by such statement in this Offering Circular, and the statement in any such foregoing document is incorporated by reference herein only as modified or to the extent it is not superseded. All documents subsequently filed by the Company during the period of the Exchange Offer pursuant to Sections 13, 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Offering Circular and to be a part hereof from the date of filing such documents.

                           SUMMARY OF EXCHANGE OFFER

     The following is a summary of certain features of the Exchange Offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information and financial statements hereinafter set forth.

                                  THE COMPANY

GENERAL

     The Company operates a chain of buy here-pay here used car dealerships and underwrites, finances and services retail installment contracts generated from the sale of used cars by its Company dealerships and by third party dealers located in selected markets throughout the country. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing the sale of used cars to persons who have limited credit histories, low incomes, or past credit problems ("Sub-Prime Borrowers").

     Dealership Operations and Related Securitization Program. As of the date of this Offering Circular, the Company was operating 55 used car dealerships ("Company Dealerships") located in nine metropolitan areas and seven states. The Company distinguishes its Company Dealership operations from those of typical buy here -- pay here dealers through its network of multiple locations, upgraded facilities, large inventories of used cars, regional centralized purchasing, value-added marketing programs, and dedication to customer service. For the nine months ended September 30, 1998, the Company generated revenues from its continuing dealership operations of $216.1 million and net earnings of $8.6 million, compared to $79.5 million in revenues and $4.3 million in net earnings, respectively, for the same period of 1997.

     During the first quarter of 1996, the Company initiated a Securitization Program under which special purpose "bankruptcy remote" subsidiaries sell securities backed by finance contracts to investors. In February 1998, the Company executed a commitment letter with Greenwich Capital Markets, Inc. ("Greenwich Capital") under which, among other things, Greenwich Capital retains the right to be the exclusive securitization agent for the Company for up to $1 billion of AAA-rated, surety wrapped securities as part of the Company's ongoing Securitization Program. The agreement contains certain provisions that would not oblige Greenwich Capital or require the Company to fulfill the remaining commitment under the agreement.

     Third Party Operations. Beginning in 1994 with the acquisition of Champion Financial Services, Inc. ("Champion"), an independent automobile finance company, the Company has been involved in the acquisition and servicing of retail installment contracts generated by third party car dealers, typically involving Sub-Prime Borrowers. From the acquisition of Champion through the first quarter of 1998, the Company pursued an aggressive growth plan, setting up a national third party branch office network pursuant to which it acquired retail installment contracts from numerous independent third party car dealers.

     In 1997, the Company began to engage in the purchase of loan portfolios in bulk and the servicing of loan portfolios on behalf of third parties, including companies that were experiencing financial difficulties. The Company maintains loan servicing facilities in Nashville, Tennessee, Denver, Colorado, San Antonio, Texas, and Dallas, Texas to support its bulk servicing operations. In recent periods, the Company has entered into several large servicing or bulk purchasing transactions involving independent third party finance receivable portfolios and, in some cases, has sold or securitized these portfolios, with servicing retained. The two most significant of such transactions were transactions with First Merchants Acceptance Corporation and Reliance Acceptance Group.

     The Company has also initiated a program pursuant to which the Company provides qualified independent used car dealers with warehouse purchase facilities and operating credit lines primarily secured by the dealer's retail installment contract portfolio (the "Cygnet Dealer Program").

RECENT DEVELOPMENTS

     Discontinued Operations. In the third quarter of 1997, the Company announced a strategic evaluation of its third party dealer operations, including the possible sale or spin-off of these operations. In February 1998, the Company announced its intention to close its branch office network and exit this line of business. The closure was substantially complete as of March 31, 1998, although the Company is continuing to negotiate lease settlements and terminations and to service the associated loan portfolio. The Company recorded a pre-tax charge to discontinued operations totaling approximately $9.1 million (approximately $5.6 million, net of income taxes) during the first quarter of 1998. In addition, a $6.0 million charge ($3.6 million net of income taxes) was taken during the third quarter of 1998 due primarily to higher than anticipated loan losses and servicing expenses in connection with the branch office loan portfolio.

     In April 1998, the Company announced that its Board of Directors had directed management to proceed with separating its dealership operations from the Cygnet Dealer Program and the Company's bulk purchase and third party loan servicing operations. Since that date, these businesses have been classified as discontinued operations in the Company's Consolidated Financial Statements.

     The Company subsequently formed a new wholly owned subsidiary, Cygnet Financial Corporation ("Cygnet") to effectuate the separation of the Company's dealership and non-dealership operations. At the Company's annual meeting held on August 31, 1998, stockholders of the Company approved a split-up proposal under which the assets and liabilities of the non-dealership businesses would be transferred to Cygnet and Cygnet would become a separate public company through a rights offering to stockholders of the Company. Due to a lack of stockholder participation in the offering, however, the rights offering was terminated and the Company recorded a $1.2 million after tax charge relating to the costs incurred for this terminated rights offering during the third quarter of 1998.

     The Company is continuing to explore alternatives for formally separating its dealership and non-dealership operations, although there can be no assurance that the Company will ultimately be successful in this regard. Although the Company was not successful in formally separating its non-dealership operations as contemplated, it has completed the internal process of establishing separate management teams and infrastructures for the dealership and non-dealership operations. The Company believes this structure enhances each segment's ability to focus on its own operations and facilitates the Company's goal of formally separating them. Individuals contemplating whether to participate in the Exchange Offer should consider the possibility that Ugly Duckling could later decide to retain rather than separate its non-dealership operations, in which case Ugly Duckling's Consolidated Financial Statements would require restatement to reflect the integration of certain financial results currently attributed to discontinued operations.

     Securitization Accounting Change. On November 17, 1998 the Company announced a change in the way it will structure transactions under its Securitization Program. Previously, the Company structured its securitization transactions as sales for accounting purposes. Beginning in the fourth quarter of 1998, however, the Company will structure securitizations for accounting purposes to retain the Finance Receivables and the related debt on the Company's balance sheet and recognize the income over the life of the contracts. The Company will no longer recognize a Gain on Sale of Finance Receivables as previously recognized by the Company. This change will not affect the Company's prior securitizations.

     The fundamentals of the Company's continuing business, particularly its revenues, should be unaffected by this change. The Company expects to continue to finance its receivables through securitization. There will, however, be a significant adverse impact on earnings per share for the next few periods as the Company builds its on-balance sheet portfolio. The Company expects to incur a significant loss in the fourth quarter of 1998 and this change will continue to have a material adverse effect on reported earnings until the Company's interest earnings, net of interest and other related expenses, from the additional contracts added to the Company's balance sheet approximates the revenues the Company has historically recognized on its securitization transactions. The Company believes that this change will enhance the long-term value of the Company through greater earnings stability and predictability, as well as instill higher confidence in those earnings from the investment community, although there can be no assurance in this regard.

     Initial Exchange Offer. On September 17, 1998, the Company initiated an exchange offer (the "Original Exchange Offer") to exchange up to 5,000,000 shares of its Common Stock for 12%, five-year subordinated debentures of the Company due October 23, 2003 with terms identical to those being offered hereunder. The exchange ratio was $6.50 principal amount of Debentures for each share of Common Stock validly tendered.

     The Original Exchange Offer expired on October 19, 1998 with a total of 2,463,603 shares of Common Stock being tendered in exchange for $16,013,418 aggregate principal amount of the Debentures (the "Existing Debentures").

              BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Ugly Duckling completed its initial public offering in June 1996 with the sale of 2,300,000 Shares of its Common Stock at a price of $6.75 per share. Following the initial public offering, the price of the Company's Common Stock increased significantly, to a high of $25.75 per share in the first quarter of 1997, reflecting a stock market with generally increasing stock prices, a healthy used car sales and finance industry, and growth in the Company's revenues and earnings. In recent periods, however, the used car sales and financing industry has encountered difficulties, with several used car companies announcing major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. In addition, certain of these companies have filed for bankruptcy protection. These difficulties have corresponded with a general decline in the stock prices of companies involved in this industry. At the same time, stock prices of small-cap companies have recently experienced a broad-based decline. Consistent with this market decline, particularly with respect to companies in the used car sales and finance industry, the price of the Company's Common Stock has decreased to $5.00 as of November 18, 1998, a price that is near the low end of its 52-week trading range.

     The Company does not believe that recent prices reflect the underlying value of its Common Stock. In this regard, in establishing a tender price that is significantly higher than the market price of the Shares as of November 18, 1998, the Company considered the following factors, among others.

     - The closing price of $5.00 per Share as of November 18, 1998, two business days prior to the announcement of the Exchange Offer, represents an 81% decline from its all-time high in the first quarter of 1997 and a 61% decline from its high in 1998. See "Price Range of Common Stock."

     - The recent Share price reflects a discount of approximately 49% to the Company's book value per share as of September 30, 1998. See "Summary Selected Consolidated Financial Data."

     - The Company's recent and historical financial results, including the Company's increase in revenues ($216.1 million compared to $79.5 million) and basic earnings per share from continuing operations ($0.46 compared to $0.25) for the nine month period ended September 30, 1998 as compared to the nine month period ended September 30, 1997. See "Summary Selected Consolidated Financial Data."

     The principal purpose of the Exchange Offer is to reduce the number of Shares of Common Stock outstanding by offering to purchase Shares in the Exchange Offer, thereby offering the potential for increased earnings per share in the future. The Company believes that if it is able to increase earnings per share, this development could have a positive influence on the price of its Common Stock. The increased indebtedness resulting from the Exchange Offer, however, will significantly increase the Company's debt service requirements and could negatively affect earnings per share. See "Risk Factors -- Increased Leverage and Debt Service Obligations" and "-- No Assurance of Increased Earnings Per Share."

     Holders of Shares of Common Stock electing to participate in the Exchange Offer will realize the following benefits.

     - In exchange for Shares, tendering stockholders will receive a debt security with a principal amount approximately 30% greater than the market price of the Shares as of November 18, 1998.

     - The Debentures will bear interest at 12% per annum from October 23, 1998, payable each April 15 and October 15 until the Debentures are paid in full.

     - The Debentures, although subordinated in right of payment to all other existing and future senior indebtedness of the Company, represent a claim on the Company's assets senior to any claim of the holders of the Company's Common Stock.

     Notwithstanding the benefits to tendering stockholders summarized above, holders of Shares contemplating the Exchange Offer should take into account the following considerations.

     - Tendering stockholders receiving Debentures will relinquish the right to share in any capital appreciation of the Company's Common Stock.

     - Unlike the Shares, the Debentures will not be listed on any exchange or automated quotation system and there can be no assurance that a trading market will develop.

     - Unlike holders of Common Stock, holders of the Debentures will have no rights to vote on matters submitted to the Company's stockholders.

     - The Company has the right to prepay the Debentures at any time without penalty or premium by paying the unpaid principal amount and accrued interest on the Debentures.

     - Tendering stockholders will be subject to certain tax consequences that may differ from those that would be realized if the Shares were sold for cash.

     Finally, holders of Shares contemplating the Exchange Offer should consider that the Company has not retained any financial advisor or investment banking firm to assist the Company in determining the price and terms of the Debentures or whether the consideration offered in the Exchange Offer is adequate to tendering stockholders. The Company also has not requested any report, opinion, or appraisal relating to the fairness of the consideration being offered pursuant to the Exchange Offer. For a discussion of risk factors that should be taken into account in considering the Exchange Offer, see "Risk Factors."

                               THE EXCHANGE OFFER

EXPIRATION TIME...............   5:00 p.m., New York City time, on Tuesday,
                                 December 22, 1998, unless extended (the
                                 "Expiration Time").

EXCHANGE RATIO................   $6.50 principal amount of Debentures for each
                                 share of Common Stock validly tendered.

ACCEPTANCE OF SHARES;
CONDITIONS OF THE EXCHANGE
  OFFER.......................   The Company will accept up to 2,536,397 Shares
                                 (representing approximately 16% of the
                                 outstanding Shares of the Company's Common
                                 Stock as of November 18, 1998) in the Exchange
                                 Offer. If more than 2,536,397 Shares are tendered, the Company will accept no more than 2,536,397 Shares of Common Stock, to be allocated among the tendering stockholders on a pro rata basis. The Exchange Offer is subject to a number of conditions as described herein.
                                 See "The Exchange Offer -- Conditions to and
                                 Amendment of the Exchange Offer."

DESCRIPTION OF DEBENTURES.....   The Debentures will be unsecured obligations of
                                 the Company subordinated and subject in right of payment to all existing and future senior indebtedness of the Company. As of September
                                 30, 1998, the Company's outstanding senior indebtedness aggregated approximately $78.3 million, including the Company's revolving credit facility with General Electric Capital
                                 Corporation and $5.0 million of subordinated notes included in the Company's discontinued operations. The Debentures will bear interest at 12% per annum from October 23, 1998, payable semiannually on each April 15 and October 15, commencing April 15, 1999, until the Debentures are paid in full. The Company will be required to repay the principal amount of the Debentures on October 23, 2003. The Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, at the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. The Debentures will be issued pursuant to an Indenture between the Company and Harris Trust and Savings Bank, as Trustee.
                                 The Company will be subject to certain limited financial covenants and other restrictions as more fully described in the Indenture. See
                                 "Description of the Debentures."

HOW TO TENDER.................   A holder of Shares wishing to accept the
                                 Exchange Offer must either (a) complete the accompanying Letter of Transmittal and forward it with the certificates representing the Shares to be tendered and any other required documents to Harris Trust and Savings Bank (the
                                 "Exchange Agent") or (b) request a broker or bank to effect the transaction. Holders of Shares registered in the name of a broker, dealer, bank, trust company, or other nominee must contact such institution to tender their Shares. Certificates representing the Shares may be physically delivered after effecting a valid tender pursuant to certain guaranteed delivery procedures. Physical delivery is not required if confirmation of book-entry transfers of such Shares to the Exchange
                                 Agent's account at The Depository Trust Company
                                 ("DTC") is delivered in a timely fashion. See
                                 "The Exchange Offer -- How to Tender."

DELIVERY OF SECURITIES........   The Company will deliver Debentures in exchange
                                 for Shares pursuant to the Exchange Offer as soon as practicable after the Expiration Time.
                                 See "The Exchange Offer -- Acceptance of Shares for Exchange; Delivery of Debentures to be Exchanged."

WITHDRAWAL RIGHTS.............   Tenders of Shares pursuant to the Exchange
                                 Offer may be withdrawn prior to 5:00 p.m., New
                                 York City time, on December 22, 1998, and, if the Company has not previously accepted such Shares for exchange, after January 22, 1999.
                                 Except for such rights of withdrawal, all tenders are irrevocable.

CERTAIN UNITED STATES FEDERAL
INCOME TAX CONSEQUENCES.......   See "Certain United States Federal Income Tax
                                 Consequences" for a discussion of certain federal income tax consequences associated with the Exchange Offer and the ownership of the Debentures, and "Risk Factors -- Certain United
                                 States Federal Income Tax Risks."

LISTING AND TRADING OF
SECURITIES....................   The Company's Common Stock (symbol: UGLY) is
                                 listed on Nasdaq's National Market System. On
                                 November 18, 1998, two business days before the announcement of the Exchange Offer, the closing per share price for the Common Stock as reported by Nasdaq was $5.00. No market currently exists with respect to the Debentures, and the Company does not intend to list the Debentures for trading on any exchange or automated quotation system. Accordingly, there can be no assurance that any trading market will develop for the Debentures or, if developed, as to any price at which they might be traded. See "Risk Factors -- Possible Lack of Trading Market for the Debentures."

EXCHANGE AGENT AND TRUSTEE....   Harris Trust and Savings Bank will serve as the
                                 Exchange Agent for the Exchange Offer and as Trustee under the Indenture. See "The Exchange
                                 Offer -- Exchange Agent" and "Description of the Debentures -- The Indenture."

INFORMATION AGENT.............   Corporate Investor Communications, Inc. will
                                 serve as the Information Agent in connection with the Exchange Offer (the "Information
                                 Agent") telephone no. 1-888-673-4478
                                 (toll-free). See "The Exchange
                                 Offer -- Information Agent."

COMMON STOCK OUTSTANDING......   Approximately 16,070,000 Shares were
                                 outstanding as of November 18, 1998.

                                  RISK FACTORS

     Investment in the Debentures is subject to certain risks and other factors, including but not limited to those set forth below. In considering the Exchange Offer, an investor should carefully consider the following risk factors, as well as the risk factors appearing in the Company's filings with the Commission and incorporated herein by reference, including the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998, a copy of which accompanies this Offering Circular, and all other information appearing in this Offering Circular, as well as his or her particular financial circumstances, investment objectives and tax situation.

EXCHANGE OFFER SUBJECT TO CERTAIN CONTINGENCIES

     The Exchange Offer is subject to certain contingencies that are not within the control of the Company. First, the Company will accept no more than 2,536,397 Shares in the Exchange Offer. If more than 2,536,397 Shares are validly tendered, the Company will allocate Debentures among the tendering stockholders on a pro-rata basis based on the number of Shares tendered. In addition, the Exchange Offer requires qualification of the Indenture under the Trust Indenture Act and may require certain approvals or consents from government regulatory agencies, self regulatory organizations, and other third parties. Certain consents may be obtained only if the Company is willing to provide certain concessions to third parties. There can be no assurance that all required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Exchange Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company's Board of Directors. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer."

LOSS OF RIGHTS ASSOCIATED WITH COMMON STOCK

     To the extent that stockholders exchange their Shares for Debentures, they will be relinquishing certain rights available to holders of Common Stock in exchange for acquiring rights as holders of debt. Stockholders whose Shares are validly tendered and accepted for exchange will lose the right to share in any capital appreciation of the Company's Common Stock, will not be entitled to vote upon any matters submitted to the Company's stockholders, and will no longer be entitled to dividends paid, if any, on the Company's Common Stock. In addition, because there is an established trading market for the Shares and no established trading market for the Debentures, the liquidity of a tendering stockholder's investment in the Company will likely be reduced.

MARKET ISSUES

     If successful, the Exchange Offer will reduce the Company's stockholder's equity and increase its indebtedness, thereby increasing the Company's debt to equity ratio and its debt service obligations. There can be no assurance that the market will not regard these results unfavorably and that the price of the Company's Common Stock will not be adversely affected. To the extent that the market does not regard the Exchange Offer as favorable, the market price of the Debentures also could be adversely affected. In addition, although the Company believes that the Exchange Offer complies with all applicable listing and maintenance requirements imposed by the Nasdaq National Market, there can be no assurance that issues regarding the Common Stock's listing status will not arise.

POSSIBLE LACK OF TRADING MARKET FOR DEBENTURES

     No market currently exists for the Debentures, and the Company does not intend to list the Debentures on any exchange or automated quotation system. Accordingly, no assurance can be given generally as to the liquidity of the Debentures after their issuance or the prices at which they may trade, or that a trading market will develop.

     The terms of the Debentures to be issued in this Exchange Offer are identical to the terms of the Debentures issued in the Original Exchange Offer. As a result, the Exchange Offer will increase the number, principal amount, and holders of the Debentures, which the Company believes may positively impact the liquidity of the trading market for the Debentures. There can be no assurance, however, that issuance of the new Debentures will positively impact the trading market for the Debentures, particularly if the Debentures issued in the Exchange Offer are not considered to be part of the same "issue" (for tax purposes) as the Debentures issued in the Original Exchange Offer. See "Certain United States Federal Income Tax

Consequences -- Certain Federal Income Tax Consequences to Prospective Holders of Debentures" and "-- Original Issue Discount -- Trading of Debentures."

INCREASED PERCENTAGE OF SHARES HELD BY MANAGEMENT

     As of November 18, 1998, the Company's officers and directors beneficially owned approximately 35% of the outstanding Shares of the Company's Common Stock, with Mr. Ernest Garcia II, the Company's Chairman of the Board and Chief Executive Officer, beneficially owning approximately 29%. The Company's executive officers and directors have advised the Company that they do not intend to participate in the Exchange Offer. Assuming the maximum number of Shares is exchanged in the Exchange Offer, the Company's officers and directors will beneficially own approximately 41% of the Company's outstanding Shares of Common Stock (with Mr. Garcia owning approximately 35%).

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture will contain certain covenants that, among other things, will require the Company not to allow its Consolidated Leverage Ratio (as defined herein) to exceed 6 to 1 and to maintain at all times a Consolidated Net Worth (as defined herein) of at least $100,000,000. If the Company fails to meet these covenants, such failure will constitute an Event of Default (as defined herein) under the Indenture. See "Description of the Debentures." In addition, the Company expects that the change in its securitization structure will result in significant additional indebtedness, which will have an adverse impact on the Company's leverage ratio. There can be no assurance that the Company will be able to satisfy these financial covenants and any other covenants contained in the Indenture. If the Company is unable to cure an Event of Default on a timely basis, the principal amount of the Debentures may become immediately due and payable. There can also be no assurance that these financial covenants will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities, including implementation of its business and growth strategies.

ARBITRARY DETERMINATION OF TERMS OF DEBENTURES

     The Company has determined the terms of the Debentures without retaining any independent financial advisor or investment banking firm. Accordingly, there can be no assurance that the terms of the Debentures are fair from a financial point of view to tendering stockholders. In this regard, there can be no assurance that if the Company were to issue subordinated debt in the capital markets, the interest rate on such debt would not be higher than 12% per annum, or that the financial and other covenants would not be more restrictive. For example, companies that issue unsecured, non-investment grade subordinated debt similar to the Debentures typically are subject to more restrictions than those imposed by the Indenture with respect to the Debentures, including restrictions on incurring additional indebtedness above a specified amount or in violation of a specified formula, paying dividends or making certain other distributions, payments and investments, creating liens, and engaging in transactions with affiliates or in unrelated businesses, among others. In addition, the terms of such securities typically include a change of control provision, which typically provides a right to debt holders to force a company to redeem their debt in the event of a change of control of that company's voting securities. As a result, stockholders who tender their Shares in exchange for Debentures may not receive the same level of protection that typically would be afforded to holders of unsecured, non-investment grade subordinated debt issued by other similarly situated companies. Because the Debentures contain terms that may be less attractive than other similar types of securities issued in the market, there can be no assurance that the Company will not record the Debentures at a discount from their principal amount. In addition, the relative lack of standard restrictive covenants may adversely affect the liquidity of the Debentures.

NO ASSURANCE OF INCREASED EARNINGS PER SHARE

     Although the primary purpose of the Exchange Offer is to reduce the number of the Company's outstanding shares of Common Stock, thereby offering the potential for increased earnings per share in the future, the reduction in equity and corresponding increase in indebtedness could have a negative effect on earnings per share. In this regard, the table set forth in the Section entitled "Certain Pro Forma Financial Information," which shows the pro forma effects of the Exchange Offer on the Company's financial results assuming the maximum number of Shares tendered, indicates that earnings per share from continuing operations for the nine months ended September 30, 1998 would have decreased slightly on a pro forma basis. For the year ended December 31, 1997, the table shows that earnings per share from continuing operations would have decreased significantly assuming the maximum number of Shares was exchanged. Further, following the Exchange Offer, the Company expects that the Debentures will be recorded at the fair market value of the Shares tendered in exchange as of the date the Shares are exchanged, with the difference being amortized over the term of the Debentures as additional interest expense, which would have a negative effect on earnings per share.

MARGINABILITY

     Generally speaking, the Debentures should be margin stock for purposes of Regulation T which governs the extension of credit by brokers and dealers, but will likely not be margin stock under Regulation U which governs the extension of credit by other lenders because it is not listed on the Nasdaq National Market System. Under Regulation T, the required margin for the Debentures will likely be the margin required by the creditor in good faith or the percentage set by the regulatory authority where the trade occurs, whichever is greater. Under Regulation U, the maximum loan value of non-margin stock and other collateral is their good faith loan value.

     In addition, under Regulation U, to enable a customer to participate in an exchange offer that is made to holders of an issue of margin stock, a lender may allow substitution of the securities received in the exchange, and a non-margin, non-exempted security acquired in exchange for a margin stock will be treated as if it were a margin stock for a period of 60 days following the exchange.

     Stockholders contemplating an exchange of Common Stock for Debentures should consult with their brokers concerning the marginability of the Debentures and the required margin therefor.

INCREASED LEVERAGE AND DEBT SERVICE OBLIGATIONS

     Following the Exchange Offer, the Company will be more highly leveraged and will have incurred substantial additional debt service in addition to operating expenses and planned capital expenditures. At September 30, 1998, as adjusted to give effect to the $16,013,418 of Debentures issued in October 1998 in the Original Exchange Offer and the issuance of the maximum $16,486,582 principal amount of the Debentures, the total indebtedness of the Company would have been approximately $103.5 million including $5.0 million of subordinated notes included in the Company's discontinued operations. Assuming the issuance of the maximum $16,486,582 principal amount of the Debentures pursuant to the Exchange Offer, the Company would incur additional debt service of approximately $1,978,390 annually, which is in addition to the $1,921,610 of annual interest payments the Company is obligated to pay on the Existing Debentures. Additionally, the Company anticipates incurring a significant amount of additional debt from future securitization transactions.

     The Company's increased level of indebtedness may have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, reducing the funds available for operations and for capital expenditures, including acquisitions,
(ii) covenants contained in the Indenture will require the Company to meet certain financial tests, and other restrictions may limit its ability to borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, (iii) the Company's leveraged position will substantially increase its vulnerability to adverse changes in general economic, industry and competitive conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited, and (v) the Company's leveraged position and the various covenants contained in the Indenture may place the Company at a relative competitive disadvantage as compared to certain of its competitors. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control, or its ability to raise additional equity. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Debentures, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all.

     If the Company fails to pay any required payment of interest or principal with respect to the Debentures on a timely basis, such failure will constitute a default under the terms of the Indenture. An event of default under the Indenture also may trigger an event of default under certain other existing obligations of the Company, including its revolving credit facility (the "Revolving Facility") with General Electric Capital Corporation ("GE Capital"). As a result, the incurrence of additional debt resulting from the Exchange Offer will increase the risk of possible default by the Company with respect to its current and future obligations.

SUBORDINATION

     The Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture), which will include borrowings under the Company's Revolving Facility with GE Capital, the Verde Note (as defined herein), and debt the Company will incur from future securitization transactions. The Debentures will rank senior only to other indebtedness of the Company that expressly provides that it is subordinated in right of payment to the Debentures, if any. In the event of bankruptcy, liquidation, insolvency, reorganization or similar proceeding relating to the Company, the assets of the Company will be available to pay obligations on the Debentures only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures outstanding. The Company may not pay principal of or interest on the Debentures, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any Debentures
(i) if any payment obligation on Senior Indebtedness is not paid when due or
(ii) if any other event of default on Senior Indebtedness occurs that permits the holders of such Senior Indebtedness to accelerate the maturity of such Senior Indebtedness, in accordance with its terms, and the Trustee for the Debentures receives a notice of such default unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Indebtedness has been paid in full or, in the case of any default other than a payment default, 179 days have passed since the default notice is given. In addition, if there exists an event of default, as such term is defined in any instrument creating or evidencing any Designated Senior Indebtedness (described below), on any Designated Senior Indebtedness or if an executive officer of the Company has actual knowledge of a default on any Designated Senior Indebtedness, which with notice or lapse of time or both would become an event of default, then no payment can be made on the Debentures for a period of 179 days from the date of such event of default or the date that an executive officer of the Company obtains actual knowledge that there is such a default unless such default is cured or waived or a representative of such Designated Senior Indebtedness terminates the payment blockage period. Moreover, even if there is an event of default with respect to the Debentures and the Debentures are declared due and payable as a result thereof, no payment can be made on the Debentures while any Designated Senior Indebtedness is outstanding without the consent of the Designated Senior Indebtedness. In the event that there is an event of default under the Designated Senior Indebtedness or an executive officer of the Company has actual knowledge of a default under Designated Senior Indebtedness and a payment is made on the Debentures in violation of the above provisions, holders of Debentures receiving such payment may be required to return the monies paid for the benefit of the Senior Indebtedness. In addition, in an insolvency, bankruptcy or liquidation scenario, there is always the risk that senior creditors would seek to recover any monies paid on the Debentures. Designated Senior Indebtedness includes the Revolving Facility with GE Capital, as amended from time to time and any refundings or replacements thereof, as well as any other Senior Indebtedness designated by the Company from time to time as Designated Senior Indebtedness. There are no restrictions in the Indenture on the ability of the Company to designate Senior Indebtedness as Designated Senior Indebtedness. As of September 30, 1998, without including any indebtedness under the Debentures, the Company had approximately $78.3 million of indebtedness outstanding, all of which would be Senior Indebtedness and $44.9 million of which would be Designated Senior Indebtedness under the Revolving Facility with GE Capital. However, although there was only $44.9 million outstanding under the Revolving Facility with GE Capital as of September 30, 1998, the Company may, under certain circumstances and if certain conditions are satisfied, borrow up to $125 million under that facility. Additionally, the Company anticipates incurring a significant amount of additional debt from future securitization transactions. Moreover, there is always the possibility that the maximum commitment on the facility could be increased. Additional Senior Indebtedness may be incurred by the Company and its subsidiaries from time to time, subject to certain restrictions imposed by the Indenture, the Revolving Facility with GE Capital and other agreements of the Company. See "Description of the Debentures -- Subordination" and "-- Certain Covenants."

HOLDING COMPANY STRUCTURE; EFFECTS OF ASSET ENCUMBRANCES

     The Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Debentures will also be structurally subordinated to all indebtedness and other liabilities of the Company's subsidiaries. Substantially all of the Company's operating income is generated by its subsidiaries and the Company from time to time will not hold assets other than the stock of its subsidiaries. As a result, the Company will rely on dividends and other payments received from its subsidiaries to provide substantially all of the funds necessary to meet its debt service obligations, including the payment of principal of and interest on the Debentures. Certain agreements of the Company may now or in the future limit the ability of its subsidiaries in certain situations to pay dividends to the Company or to repay intercompany debt. The Debentures are not guaranteed by any of the subsidiaries of the Company, and therefore, should the Company fail to satisfy any payment obligation under the Debentures, the holders would not have a direct claim therefor against the subsidiaries. Any indebtedness incurred directly by the subsidiaries of the Company, including guarantees, will be senior in right of payment to the common stock of such subsidiaries. This means that in the event of any liquidation or bankruptcy of a subsidiary, all debt of such subsidiary would be entitled to be paid before any amounts would be available to the Company by virtue of ownership of the common stock. Except as described above under "Risk
Factors -- Restrictions Imposed by Terms of Indebtedness" and under "Description of the Debentures -- Certain Covenants," the Indenture will not limit the ability of the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. Moreover, certain Senior Indebtedness of the Company is now and may in the future be guaranteed by, and secured by the assets of, the Company's subsidiaries. In the event of a default under any such Senior Indebtedness, the lenders thereunder would be entitled to a claim on the assets securing such indebtedness. Accordingly, because of any or all of the above, the Company may not have sufficient monies available from its subsidiaries or from other means, or assets remaining after payment of prior claims from time to time, to pay amounts due on the Debentures. In addition, Ugly Duckling Receivables Corporation ("UDRC") and Ugly Duckling Receivables Corporation II ("UDRC II"), formally known as Champion Receivables Corporation ("CRC") and Champion Receivables Corporation II ("CRC II"), respectively, are the Company's wholly-owned special purpose "bankruptcy remote" entities. Their assets, including assets in discontinued operations, are comprised of Residuals in Finance Receivables Sold and Investments Held In Trust, in the amounts of approximately $44.7 million and $23.4 million, respectively, at September 30, 1998, which amounts would not be available to satisfy claims of creditors of the Company on a consolidated basis.

RISK OF PREPAYMENT

     The Debentures are subject to redemption at the option of the Company in whole at any time or in part from time to time without penalty or premium upon notice to the holders of the Debentures. As a result, the holders of the Debentures will be subject to a risk of prepayment at a time when interest rates may be generally declining. In such case, holders of Debentures that are redeemed who tendered their Shares to acquire an interest-bearing security will no longer have the right to receive interest and may be forced to reinvest the redemption proceeds in securities with a lower rate of interest.

FRAUDULENT TRANSFER STATUTES

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the Debentures. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Debentures were issued, the Company (i) issued the Debentures with the intent of hindering, delaying or defrauding current or future creditors or (ii) (A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Debentures and (B) (1) was insolvent or was rendered insolvent or contemplated insolvency by reason of the issuance of the Debentures, (2) was engaged, or about to engage, in a business or transaction for which its assets or capital were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could void all or a portion of the Company's obligations to the holders of the Debentures, or void or subordinate the Company's obligations to the holders of the Debentures, and take other action detrimental to the holders of the Debentures, including in certain circumstances, invalidating the Debentures. In that event, there would be no assurance that any repayment on the Debentures would ever be recovered by the holders of the Debentures.

     The definition of insolvency for purposes of the foregoing consideration varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. Generally, however, the Company would be considered insolvent at the time it incurs the indebtedness constituting the Debentures, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. Based upon financial and other information, the Company believes that it is solvent and will continue to be solvent after issuing the Debentures, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. There can also be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" as of the date the Debentures were issued, or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date or otherwise agree with the Company with respect to the above standards.

CERTAIN UNITED STATES FEDERAL INCOME TAX RISKS

  Tax Consequences of Exchange Offer

     The exchange of Shares for Debentures by a tendering stockholder pursuant to the Exchange Offer will be a taxable event treated for United States federal income tax purposes as either (1) a sale or exchange of the stockholder's Shares or (2) a deemed distribution of property by the Company with respect to such Shares.

     Sale or exchange treatment will result if a tendering stockholder satisfies any of three tests under Section 302 of the Code which measure reductions in a stockholder's overall equity interest. If treated as a sale or exchange, a stockholder should recognize capital gain or loss in an amount equal to the difference between (a) the sum of the cash received (if any) plus the "issue price" of the Debentures and (b) the stockholder's adjusted tax basis of the Shares exchanged pursuant to the Exchange Offer. In general, the "issue price" of the Debentures should be the value of the Shares as of the time of the Original Exchange Offer ($5.0667). However, if the value of the Shares as of the time of this Exchange Offer is greater than the value of the Shares as of the time of the Original Exchange Offer, there is a risk that the Internal Revenue Service may assert that the "issue price" of the Debentures is the value of the Shares as of the time of this Exchange Offer.

     If none of the Section 302 tests is satisfied, then to the extent of the Company's current or accumulated "earnings and profits" (as determined for federal income tax purposes), a tendering stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the sum of the cash received (if any) plus the fair market value (as of the time of the exchange) of the Debentures received without reduction for the adjusted tax basis of the Shares exchanged pursuant to the Exchange Offer. The stockholder's adjusted tax basis in the Shares exchanged will be added to the stockholder's remaining Shares; however, if the stockholder retains no Shares following the exchange, the benefit of such basis will be permanently lost. To the extent, if any, that the sum of the cash plus the fair market value of the Debentures exceeds the Company's current and accumulated earnings and profits (as determined for federal income tax purposes), the excess will be treated first as a tax-free return of such stockholder's tax basis in the Shares and thereafter as capital gain. Corporate stockholders receiving a dividend must assess the applicability of the dividends-received deduction to the extent applicable and the impact of Section 1059 governing "extraordinary distributions."

     In determining whether any one of the Section 302 tests is satisfied, a tendering stockholder must take into account not only the Shares actually owned by such stockholder but also Shares which are constructively owned by the stockholder by reason of attribution rules contained in Section 318 of the Code. The Company cannot predict whether or to what extent the Exchange Offer will be oversubscribed. If the Exchange Offer is oversubscribed, proration of the tenders pursuant to the Exchange Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a stockholder can be given no assurance that a sufficient number of such stockholder's Shares will be exchanged pursuant to the Exchange Offer to ensure that such exchange will satisfy one or more of the Section 302 tests and be treated as a sale, rather than as a dividend, for United States federal income tax purposes.

     If a stockholder sells Shares to persons other than the Company at or about the same time such holder also exchanges Shares pursuant to the Exchange Offer and the various sales effected by the stockholder are part of a plan to reduce or terminate the stockholder's proportionate equity interest in the Company, then sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the stockholder's exchange of Shares pursuant to the Exchange Offer and, if integrated, should be taken into account in determining whether a tendering stockholder satisfies any of the Section 302 tests.

     See "Certain United States Federal Income Tax Consequences" -- "Certain Federal Income Tax Consequences to Tendering Stockholders" -- "Characterization of the Exchange."

  Interest on Debentures -- General

     In general, interest will be taxable as ordinary income to a holder of a Debenture at the time such amounts are accrued or received in accordance with the holder's method of accounting. See "Certain United States Federal Income Tax Consequences" -- "Certain Federal Income Tax Consequences to Tendering Stockholders" -- "Interest on the Debentures -- General". Depending upon a stockholder's particular circumstances, the tax consequences of holding Debentures may be less advantageous than the consequences of holding Shares because, for example, interest payments on the Debentures will not be eligible for any dividends-received deduction that might otherwise be available to corporate stockholders. Purchasers of Debentures will be credited with interest from October 23, 1998.

  Original Issue Discount on Debentures

     The Debentures will be issued with significant "original issue discount" ("OID") for United States federal income tax purposes. Consequently, holders of the Debentures will be required to recognize significant amounts of income in advance of receipt of the cash payments to which the income is attributable for United States federal income tax consequences, regardless of the holders' methods of accounting. See "Certain United States Federal Income Tax Consequences" -- "Certain Federal Income Tax Consequences to Prospective Holders of Debentures" -- "Original Issue Discount on Debentures" and "Taxation of Original Issue Discount on Debentures." This OID will accrue to purchasers of Debentures from October 23, 1998.

     STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR DEBENTURES PURSUANT TO THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP OF DEBENTURES RECEIVABLE IN THE EXCHANGE.

FORWARD LOOKING STATEMENTS

     This Offering Circular contains certain forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Commission or otherwise. Such statements may include, but not be limited to, estimates of the value of the Company's Common Stock, projections of revenues, income, earnings per share, loss, capital expenditures, plans for future operations, financing needs or plans, the Company's ability to service its debt obligations, and plans relating to products or services of the Company as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this Offering Circular, including those contained in the section entitled "Risk Factors," and in the section entitled "Background, Purpose and Effect of the Exchange Offer," describe factors, among others, that could contribute to or cause such differences. The Company undertakes no obligation to update any forward looking statements.

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $16,486,582 aggregate principal amount of its Debentures for up to 2,536,397 Shares of its outstanding Common Stock on the basis of $6.50 principal amount of Debentures for each Share of Common Stock outstanding. Pursuant to the Original Exchange Offer, the Company issued $16,013,418 principal amount of its Debentures in exchange for 2,463,603 shares of its Common Stock in October 1998. The terms of the Debentures being offered pursuant to the Exchange Offer are identical to the Debentures issued in connection with the Original Exchange Offer and will be issued pursuant to the terms of the Indenture Supplement dated October 15, 1998, under which $16,013,418 principal amount of Debentures were originally issued on October 23, 1998.

     If more than 2,536,397 Shares are tendered, the Company will accept no more than 2,536,397 Shares of Common Stock, with Debentures to be allocated among the tendering stockholders on a pro rata basis. The Exchange Offer is subject to a number of additional conditions. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer."

     Stockholders who do not tender will retain their Shares of Common Stock and stockholders who tender will receive Debentures with the following rights compared to those associated with the ownership of Common Stock.

                COMMON STOCK                                        DEBENTURES
--------------------------------------------       --------------------------------------------
Equity; pro rata claim to assets of the            Debt; right to receive specified principal
Company after payment of all debt                  amount with senior claim to assets of the
obligations, plus right to share in capital        Company compared to holders of equity, but
appreciation.                                      subordinated to all other senior debt
                                                   obligations of the Company, plus the right
                                                   to receive interest, but no right to capital
                                                   appreciation.
No interest payable on Common Stock,               Interest at 12% year annum, payable
although dividends are possible.                   semiannually in cash on each April 15 and
                                                   October 15, commencing April 15, 1999.
Voting rights on all matters submitted to          No voting rights.
stockholders.
Shares are listed on Nasdaq and are subject        Debentures will not be listed on any
to established trading market.                     exchange or automated quotation system; no
                                                   assurance of any trading market.

     The foregoing table is set forth for comparative purposes only and does not take into account all factors relating to a comparison of the Shares to the Debentures, nor does it take into account any factors relating to the tax consequences of accepting the Exchange Offer. For a more complete description of the Debentures and the Common Stock, see "Description of the Debentures" and "Description of Capital Stock." See also "Certain United States Federal Income Tax Consequences."

     Tendering stockholders will not be obligated to pay brokerage commissions or fees or, subject to Instruction 9 of the Letter of Transmittal, transfer taxes with respect to the exchange of Shares for Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses of the Exchange Agent, the Information Agent, and the Trustee in connection with the Exchange Offer. See "The Exchange Offer -- Payment of Expenses."

EXPIRATION TIME, EXTENSIONS, TERMINATION AND AMENDMENTS

     The Exchange Offer will terminate at 5:00 p.m., New York City time, on Tuesday, December 22, 1998, unless extended by the Company in its sole discretion. During any extension of the Exchange Offer, all Shares previously tendered and not yet exchanged will remain subject to the Exchange Offer (subject to withdrawal rights specified herein) and may be accepted for exchange by the Company. The later of 5:00 p.m., New York City time, on Tuesday, December 22, 1998, or the latest time and date to which the Exchange Offer may be extended, is referred to herein as the "Expiration Time."

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time for which the Exchange Offer is to remain open by giving oral or written notice to Harris Trust and Savings Bank (the "Exchange Agent") of such extension prior to 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. The Company also expressly reserves the right (i) to terminate the Exchange Offer and not accept for exchange any Shares not theretofore accepted for exchange upon the occurrence of any of the events set forth herein under "The Exchange
Offer -- Conditions to and Amendment of the Exchange Offer" or (ii) to amend the Exchange Offer. Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make such public announcement, the Company shall not, unless otherwise required by law, have an obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

HOW TO TENDER

     Except as set forth below, for a stockholder to duly tender Shares pursuant to the Exchange Offer, certificates representing the Shares (or a confirmation of a book-entry transfer of the Shares into the Exchange Agent's account at The Depository Trust Company ("DTC") as described below), together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Time at one of the addresses specified below under "The Exchange Offer -- Exchange Agent." LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO UGLY DUCKLING OR TO THE INFORMATION AGENT. Signatures on Letters of Transmittal need not be guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. ("NASD") or by a commercial bank or trust company having an office in the United States ("Eligible Institution"), provided the Shares tendered pursuant thereto are tendered (i) by a registered holder of the Shares who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In all other cases, signatures must be guaranteed by an Eligible Institution. If Shares are registered in the name of a person other than the signer of the Letter of Transmittal, the certificates representing the Shares must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange in form satisfactory to the Company, duly executed by the registered holder, with the signature thereon guaranteed as aforesaid.

     The Exchange Agent has established an account with respect to the Shares at DTC and any financial institution which is a participant in the DTC system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Exchange Agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent prior to the Expiration Time at one of the addresses specified below under "The Exchange Offer -- Exchange Agent", or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

     Tendering stockholders are required under federal income tax law to provide a correct Taxpayer Identification Number on a Substitute Form W-9, which is included, together with guidelines relating to the form, with the Letter of Transmittal. Failure to complete and return this Substitute Form W-9 to the Exchange Agent may subject a stockholder to a $50 penalty imposed by the Internal Revenue Service and will result in backup withholding of 31% on interest and other payments with respect to the Debentures and cash in lieu of fractional interests in the Debentures.

     The method of delivery of certificates representing the Shares and all other required documents is at the election and risk of the tendering stockholder but delivery by registered mail with return receipt requested, properly insured, is recommended.

     If a stockholder desires to tender Shares and certificates representing the Shares are not immediately available or time will not permit such holder's Letter of Transmittal, certificates representing the Shares or other required documents to reach the Exchange Agent before the Expiration Time, such holder's tender may be effected if:

          (a) such tender is made through an Eligible Institution;

          (b) prior to the Expiration Time, the Exchange Agent has received a telegram, facsimile transmission or letter from such Eligible Institution setting forth the name and address of the holder of such Shares and the number of the Shares tendered and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq trading days after the date of such telegram, facsimile transmission or letter, the Letter of Transmittal, together with certificates representing the Shares (or confirmation of book-entry transfer of such Shares into the Exchange Agent's account with DTC as described above) and any other documents required by the Letter of Transmittal, will be deposited by such Eligible Institution with the Exchange Agent; and

          (c) such Letter of Transmittal and certificates representing the Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Exchange Agent's account at DTC as described above), and other required documents are received by the Exchange Agent within three Nasdaq trading days after the date of such telegram, facsimile transmission or letter.

     The acceptance by a stockholder of the Exchange Offer pursuant to one of the procedures set forth above will constitute an agreement between the stockholder and the Company in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

     The Company will accept Shares by giving notice thereof to the Exchange Agent.

     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any of the Shares. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final. No tender of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company, the Information Agent, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notification.

WITHDRAWAL RIGHTS

     All tenders duly and validly made are irrevocable, except that Shares tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Time, and, unless theretofore accepted for exchange as provided in the Exchange Offer, may also be withdrawn after 5:00 p.m., New York City time, on January 22, 1999.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent on a timely basis at one of the addresses specified under "The Exchange Offer -- Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the names in which the Shares are registered if different from that of the tendering stockholder and the number of Shares to be withdrawn. If certificates representing the Shares have been physically delivered to the Exchange Agent, then prior to the release of such certificates, the tendering stockholder must also submit the certificate number of the certificates representing the Shares to be withdrawn and the signature on such holder's notice of withdrawal must be guaranteed by an Eligible Institution. If certificates representing the Shares have been delivered pursuant to the book-entry procedures set forth above under "The Exchange
Offer -- How to Tender," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn Shares. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Any Shares effectively withdrawn will be deemed not to have been duly tendered for purposes of the Exchange Offer.

     None of the Company, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. However, the Exchange Agent will attempt to correct any defective tenders by contacting the tendering stockholder. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn Shares may be returned by following one of the procedures described under "The Exchange Offer -- How to Tender" at any time prior to the Expiration Time.

ACCEPTANCE OF SHARES FOR EXCHANGE;
DELIVERY OF DEBENTURES TO BE EXCHANGED

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Shares validly tendered and not withdrawn will be made promptly after the Expiration Time. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Shares when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering stockholders for the purposes of receiving Debentures from the Company and transmitting such securities to such stockholders. If the Company should extend the Exchange Offer or be delayed in consummation of the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent acting on behalf of the Company may retain tendered Shares, and such Shares may not be withdrawn, subject to the withdrawal rights of tendering stockholders set forth above under "The Exchange
Offer -- Withdrawal Rights." Tendered Shares not accepted for exchange by the Company because of an invalid tender, the termination of the Exchange Offer as a result of the existence of a condition set forth below under "The Exchange
Offer -- Conditions to and Amendment of the Exchange Offer" or for any other reason, will be returned without expense to the tendering stockholders (or, in the case of Shares delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in the DTC system who delivered such Shares) as promptly as practicable following the expiration or termination of the Exchange Offer.

     Delivery of Debentures in exchange for Shares tendered pursuant to the Exchange Offer will be made by the Company to the Exchange Agent, as agent for the tendering stockholders, only after receipt by the Exchange Agent of certificates representing the tendered Shares (or confirmation of the book-entry transfer of such Shares into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents.

DENOMINATIONS; FRACTIONAL INTERESTS

     The Debentures will be issued only in denominations of $1.00 and integral multiples thereof. Fractional interests with respect to the Debentures will not be distributed to tendering stockholders. Instead, the Company will pay cash in lieu of such interests.

PRORATION IF SHARES TENDERED EXCEED MAXIMUM

     If stockholders tendering Shares validly tender more than 2,536,397 shares, the Company will accept for exchange no more than 2,536,397 Shares. In such event, Debentures will be allocated to tendering stockholders on a pro rata basis based on the number of Shares tendered by each tendering stockholder. The

Company will accept from each tendering stockholder that number of Shares equal to 2,536,397 multiplied by a fraction, the numerator of which is the total number of Shares validly tendered by such tendering stockholder and the denominator of which is the total number of Shares validly tendered by all tendering stockholders. The number of Shares will be rounded up or down as nearly as practicable to result in the tender of whole Shares rather than fractional Shares. Any Shares not accepted by the Company as a result of the allocation described above will be returned promptly to the tendering stockholder.

CONDITIONS TO AND AMENDMENT OF THE EXCHANGE OFFER

     The Company may accept up to 2,536,397 Shares validly tendered (representing approximately 16% of the outstanding Shares of the Company's Common Stock as of November 18, 1998). If more than 2,536,397 Shares are tendered, the Company will accept no more than 2,536,397 Shares of Common Stock, to be allocated among the tendering stockholders on a pro rata basis as described under "-- Proration if Shares Tendered Exceed Maximum." The Exchange Offer is subject to other conditions described below.

     An application will be filed with the Commission for qualification of the Indenture under which the Debentures will be issued under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Offer is conditioned upon the Indenture being qualified under the Trust Indenture Act. In addition to the foregoing conditions, the Company may decline to accept any Shares in exchange for Debentures and may withdraw the Exchange Offer as to Shares not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in the Company's sole judgment, makes it inadvisable to proceed with such acceptance:

          (a) any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (i) challenging the acquisition of Shares pursuant to the Exchange Offer or otherwise in any manner relating to the Exchange Offer or (ii) otherwise materially adversely affecting the Company, or there shall have occurred any existing action or proceeding with respect to the Company; or

          (b) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any state of war, national emergency, banking moratorium or suspension of payments by banks in the State of New York shall have occurred, or any currency or exchange control laws or regulations or general suspension of trading or limitation on prices on Nasdaq shall have been imposed or there shall have occurred a material adverse change in the securities markets generally; or

          (d) any required consents or approvals from third parties or government regulatory agencies shall not have been obtained; or

          (e) the Exchange Offer would result in the Company's Shares being delisted from the Nasdaq National Market; or

          (f) any change, or development involving a prospective change, in or affecting the business or financial affairs of the Company shall have occurred.

     The Company reserves the right to waive any of the foregoing conditions. The Company also reserves the right to amend the Exchange Offer by public announcement of any amendment. The Exchange Offer, however, may not be amended or withdrawn unless the amendment or the circumstances described above regarding withdrawal occur prior to the Expiration Time.

EXCHANGE AGENT

     Harris Trust and Savings Bank has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

HARRIS TRUST AND SAVINGS BANK

       Mailing Address:           Facsimile Copy Number (For       Hand/Overnight Delivery:
       c/o Harris Trust          Eligible Institutions Only):   Harris Trust and Savings Bank
     Company of New York                 212-701-7636            c/o Harris Trust Company of
        P.O. Box 1010            Confirm Receipt of Facsimile              New York
     Wall Street Station                 By Telephone             88 Pine Street, 19th Floor
  New York, N.Y. 10268-1010              212-701-7624                 New York, NY 10005

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

INFORMATION AGENT

     Corporate Investor Communications, Inc. will act as Information Agent in connection with the Exchange Offer. For further assistance or additional copies of documents call the Information Agent toll-free at 1-888-673-4478 or write to the Information Agent at:

       Mailing Address:             Facsimile Copy Number:              Hand Delivery:
      Corporate Investor                 201-804-8693                 Corporate Investor
     Communications, Inc.                                            Communications, Inc.
      111 Commerce Road                                               111 Commerce Road
   Carlstadt, NJ 07072-2586                                        Carlstadt, NJ 07072-2586

     LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO THE INFORMATION AGENT. See "The Exchange Offer -- How to Tender."

NO FINANCIAL ADVISOR

     No financial advisor has been retained to render, and no financial advisor has rendered, an opinion as to the fairness of the Exchange Offer to holders of the Company's Common Stock or to solicit exchanges of Common Stock for Debentures.

PAYMENT OF EXPENSES

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Therefore, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Shares. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

     The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse such parties for their reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Shares held of record by such persons and in handling or forwarding tenders and consents for their customers.

              BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Ugly Duckling completed its initial public offering in June 1996 with the sale of 2,300,000 Shares of its Common Stock at a price of $6.75 per share. Following the initial public offering, the price of the Company's Common Stock increased significantly, to a high of $25.75 per share in the first quarter of 1997, reflecting a stock market with generally increasing stock prices, a healthy used car sales and finance industry, and growth in the Company's revenues and earnings. In recent periods, however, the used car sales and financing industry has encountered difficulties, with several used car companies announcing major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. In addition, certain of these companies have filed for bankruptcy protection. These difficulties have corresponded with a general decline in the stock prices of companies involved in this industry. At the same time, stock prices of small-cap companies have recently experienced a broad-based decline. Consistent with this market decline, particularly with respect to companies in the used car sales and finance industry, the price of the Company's Common Stock decreased to $5.00 as of November 18,, 1998, a price that is near the low end of its 52-week trading range.

     The Company does not believe that recent prices reflect the underlying value of its Common Stock. In this regard, in establishing a tender price that is significantly higher than the market price of the Shares as of November 18, 1998, the Company considered the following factors, among others.

     - The closing price of $5.00 per Share as of November 18, 1998, two business days prior to the announcement of the Exchange Offer, represents an 81% decline from its all-time high in the first quarter of 1997 and a 61% decline from its high in 1998. See "Price Range of Common Stock."

     - The recent Share price reflects a discount of approximately 49% to the Company's book value per share as of September 30, 1998. See "Summary Selected Consolidated Financial Data."

     - The Company's recent and historical financial results, including the Company's increase in revenues ($216.1 million compared to $79.5 million) and basic earnings per share from continuing operations ($0.46 compared to $0.25) for the nine month period ended September 30, 1998 as compared to the nine month period ended September 30, 1997. See "Summary Selected Consolidated Financial Data."

     The principal purpose of the Exchange Offer is to reduce the number of Shares of Common Stock outstanding by offering to purchase Shares in the Exchange Offer, thereby offering the potential for increased earnings per share in the future. The Company believes that if it is able to increase earnings per share, this development could have a positive influence on the price of its Common Stock. The increased indebtedness resulting from the Exchange Offer, however, will significantly increase the Company's debt service requirements and could negatively affect earnings per share. See "Risk Factors -- Increased Leverage and Debt Service Obligations" and "-- No Assurance of Increased Earnings Per Share."

     Holders of Shares of Common Stock electing to participate in the Exchange Offer will realize the following benefits.

     - In exchange for Shares, tendering stockholders will receive a debt security with a principal amount approximately 30% greater than the market price of the Shares as of November 18, 1998.

     - The Debentures will bear interest at 12% per annum, payable each April 15 and October 15 until the Debentures are paid in full.

     - The Debentures, although subordinated in right of payment to all other existing and future senior indebtedness of the Company, represent a claim on the Company's assets senior to any claim of the holders of the Company's Common Stock.

     Notwithstanding the benefits to tendering stockholders summarized above, holders of Shares contemplating the Exchange Offer should take into account the following considerations.

     - Tendering stockholders receiving Debentures will relinquish the right to share in any capital appreciation of the Company's Common Stock.

     - Unlike the Shares, the Debentures will not be listed on any exchange or automated quotation system and there can be no assurance that a trading market will develop.

     - Unlike holders of Common Stock, holders of the Debentures will have no rights to vote on matters submitted to the Company's stockholders.

     - The Company has the right to prepay the Debentures at any time without penalty or premium by paying the unpaid principal amount and accrued interest on the Debentures.

     - Tendering stockholders will be subject to certain tax consequences that may differ from those that would be realized if the Shares were sold for cash.

     Finally, holders of Shares contemplating the Exchange Offer should consider that the Company has not retained any financial advisor or investment banking firm to assist the Company in determining the price and terms of the Indentures or whether the consideration offered in the Exchange Offer is adequate to tendering stockholders. The Company also has not requested any report, opinion, or appraisal relating to the fairness of the consideration being offered pursuant to the Exchange Offer. For a discussion of risk factors which should be taken into account in considering the Exchange Offer, see "Risk Factors."

     If the Exchange Offer is completed, the Shares accepted for exchange will be held by the Company as treasury stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1998 and pro forma to give effect to the exchange of Debentures assuming the maximum number of Shares were tendered as if such exchange had occurred on September 30, 1998. The pro forma Original Exchange Offer Shares exchanged reflect the 2,463,603 Shares exchanged in October 1998 at a weighted average price of $5.05 per Share. The pro forma information for the maximum number of Shares exchanged assumes that the total number of Shares exchanged are the 5,000,000 Shares tendered pursuant to both the Original Exchange Offer and this Exchange Offer valued at $5.00 per Share, which approximates the price of the Company's Common Stock as of November 18, 1998.

                                                                                PRO FORMA
                                                                      -----------------------------
                                                                               AS ADJUSTED
                                                                      -----------------------------
                                                                         ORIGINAL         MAXIMUM
                                                                      EXCHANGE OFFER      NO. OF
                                                                          SHARES          SHARES
                                                            ACTUAL      EXCHANGED        EXCHANGED
                                                           --------   --------------    -----------
                                                                 (IN THOUSANDS AND UNAUDITED)
Debt:
  Revolving Facility.....................................  $ 44,852      $ 44,852        $ 44,852
  Notes Payable..........................................     3,480         3,480           3,480
  Subordinated Notes Payable(1)..........................    25,000        25,000          25,000
  12% Subordinated Debentures due 2003(3)................        --        12,441          25,123
                                                           --------      --------        --------
          Total Debt(1)..................................    73,332        85,773          98,455
                                                           --------      --------        --------
Stockholders' Equity:
  Common Stock; $.001 par value, 100,000,000 shares
  authorized, 18,560,000 issued and outstanding (Actual),
  13,567,000 and 17,567,000 issued and outstanding,
  respectively (As Adjusted)(1)(2).......................   173,285       160,354         147,672
  Retained Earnings......................................     8,133         8,133           8,133
                                                           --------      --------        --------
          Total Stockholders' Equity.....................   181,418       168,487         155,805
                                                           --------      --------        --------
          Total Capitalization(1)........................  $254,750      $254,260        $254,260
                                                           ========      ========        ========

---------------
(1) Excludes $5 million of subordinated notes payable included within the Company's discontinued operations.

(2) Excludes (i) approximately 1,556,000 shares of Common Stock issuable upon exercise of warrants issued and outstanding, (ii) up to 175,000 shares of Common Stock issuable upon reaching certain milestones related to the transaction with Reliance Acceptance Group, (iii) approximately 1,298,000 shares of Common Stock issuable upon exercise of stock options issued and outstanding under the Company's Long-Term Incentive Plan as of November 18, 1998, and (iv) 500,000 shares of Common Stock issuable upon exercise of stock options issued and outstanding under the 1998 Executive Incentive Plan as of November 18, 1998.

(3) The amounts represent the principal amount of the Debentures less the discount.

                           UGLY DUCKLING CORPORATION

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected data presented below for the nine-month periods ended September 30, 1998 and 1997, and as of September 30, 1998 and 1997, are derived from the unaudited condensed consolidated financial statements of the Company. The information presented below under the caption "Dealership Operating Data" is unaudited. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year. For additional information, see the Consolidated Financial Statements and notes thereto of the Company included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                                          -------------------   -------------------------------------------------
                                                            1998       1997       1997       1996      1995      1994      1993
                                                          --------   --------   --------   --------   -------   -------   -------
                                                                     (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of Used Cars......................................  $216,111   $ 79,543   $123,814   $ 53,768   $47,824   $27,768   $13,969
Less:
  Cost of Used Cars Sold................................   123,976     45,902     72,358     31,879    29,733    13,604     6,606
  Provision for Credit Losses...........................    45,053     14,193     22,354      9,657     8,359     8,024     3,292
                                                          --------   --------   --------   --------   -------   -------   -------
                                                            47,082     19,448     29,102     12,232     9,732     6,140     4,071
                                                          --------   --------   --------   --------   -------   -------   -------
Interest Income.........................................    12,031      8,511     12,559      8,597     8,227     4,683     1,629
Gain on Sale of Finance Receivables.....................    12,093      6,155      6,721      3,925        --        --        --
Servicing Income........................................    11,834      5,114      8,738      1,887        --        --        --
Other Income............................................       404      1,964      3,587        650       308       556       879
                                                          --------   --------   --------   --------   -------   -------   -------
                                                            36,362     21,744     31,605     15,059     8,535     5,239     2,508
                                                          --------   --------   --------   --------   -------   -------   -------
Income before Operating Expenses........................    83,444     41,192     60,707     27,291    18,267    11,379     6,579
Operating Expenses:
  Selling and Marketing.................................    15,462      6,663     10,538      3,585     3,856     2,402     1,293
  General and Administrative............................    48,412     24,469     39,412     12,221    11,677     7,722     3,108
  Depreciation and Amortization.........................     3,534      2,128      3,150      1,382     1,225       713       557
                                                          --------   --------   --------   --------   -------   -------   -------
                                                            67,408     33,260     53,100     17,188    16,758    10,837     4,958
                                                          --------   --------   --------   --------   -------   -------   -------
Income before Interest Expense..........................    16,036      7,932      7,607     10,103     1,509       542     1,621
Interest Expense........................................     1,687        630        706      2,429     5,328     2,870       893
                                                          --------   --------   --------   --------   -------   -------   -------
Earnings (Loss) before Income Taxes.....................    14,349      7,302      6,901      7,674    (3,819)   (2,328)      728
Income Taxes (Benefit)..................................     5,777      2,966      2,820        694        --      (334)       30
                                                          --------   --------   --------   --------   -------   -------   -------
Earnings (Loss) from Continuing Operations..............     8,572      4,336      4,081      6,980    (3,819)   (1,994)      698
Discontinued Operations:
Earnings (Loss) from Discontinued Operations, net of
  income taxes..........................................    (9,591)     1,409      5,364     (1,114)     (153)       27        --
                                                          --------   --------   --------   --------   -------   -------   -------
Net Earnings (Loss).....................................  $ (1,019)  $  5,745   $  9,445   $  5,866   $(3,972)  $(1,967)  $   698
                                                          ========   ========   ========   ========   =======   =======   =======

Earnings (Loss) per Common Share from Continuing Operations:
Basic...............................................          $    .46   $   0.25   $   0.23   $   0.77   $ (0.69)  $ (0.36)
                                                              ========   ========   ========   ========   =======   =======
Diluted.............................................          $    .46   $   0.24   $   0.22   $   0.73   $ (0.69)  $ (0.36)
                                                              ========   ========   ========   ========   =======   =======
Net Earnings (Loss) per Common Share:
Basic...............................................          $  (0.05)  $   0.33   $   0.53   $   0.63   $ (0.72)  $ (0.35)
                                                              ========   ========   ========   ========   =======   =======
Diluted.............................................          $  (0.05)  $   0.32   $   0.52   $   0.60   $ (0.72)  $ (0.35)
                                                              ========   ========   ========   ========   =======   =======

Earnings (Loss) per Common Share from Continuing Operations:
Basic...............................................          $  0.14
                                                              =======
Diluted.............................................          $  0.14
                                                              =======
Net Earnings (Loss) per Common Share:
Basic...............................................          $  0.14
                                                              =======
Diluted.............................................          $  0.14
                                                              =======

Shares Used in Computation --
Basic Shares............................................    18,600     17,620     17,832      7,887     5,522     5,584     5,011
                                                          ========   ========   ========   ========   =======   =======   =======
Diluted Shares..........................................    18,800     18,200     18,234      8,298     5,522     5,584     5,011
                                                          ========   ========   ========   ========   =======   =======   =======
Earnings to Fixed Charges(a)............................      4.48       5.91       3.91       2.62        (b)       (b)     1.69
                                                          ========   ========   ========   ========   =======   =======   =======
BALANCE SHEET DATA:
Cash and Cash Equivalents...............................  $    955   $  4,401   $  3,537   $ 18,455   $ 1,419   $   168   $    79
Finance Receivables, Net................................    60,684     29,920     60,778     14,186    27,732    14,534     7,089
  Total Assets..........................................   278,788    217,994    275,633    117,629    60,712    29,681    11,936
Subordinated Notes Payable..............................    25,000     12,000     12,000     14,000    14,553    18,291     8,941
  Total Debt............................................    73,332     20,352     77,171     26,904    49,754    28,233     9,380
Preferred Stock.........................................        --         --         --         --    10,000        --        --
Common Stock............................................   173,285    171,943    172,622     82,612       127        77         1
  Total Stockholders' Equity (Deficit)..................   181,418    177,395    181,774     82,319     4,884    (1,194)      697
Principal Balances Serviced:
Dealership Sales........................................  $ 30,089   $ 16,546   $ 55,965   $  7,068   $34,226   $19,881   $ 9,588
Securitized with Servicing Retained.....................   306,650    228,995    238,025     51,662        --        --        --
Discontinued Operations.................................    33,884     25,182     29,965     49,772    13,805     1,620        --
Servicing on Behalf of Others...........................    61,100    162,000    127,322         --        --        --        --
                                                          --------   --------   --------   --------   -------   -------   -------
  Total Serviced Portfolios.............................  $431,723   $432,723   $451,277   $108,502   $48,031   $21,501   $ 9,588
                                                          ========   ========   ========   ========   =======   =======   =======
DEALERSHIP OPERATING DATA (UNAUDITED):
Average Sales Price per Car.............................  $  7,946   $  7,364   $  7,443   $  7,107   $ 6,478   $ 5,269   $ 4,159
Number of Used Cars Sold................................    27,198     10,801     16,636      7,565     7,383     5,270     3,359
Company Dealerships.....................................        51         35         41          8         8         8         5
Number of Contracts Originated..........................    26,915     10,208     16,001      6,929     6,129     4,731     3,093
Principal Balances Originated (000 Omitted).............  $207,643   $ 76,126   $116,830   $ 48,996   $36,568   $23,589   $12,984
Retained Portfolio:
Number of Contracts Outstanding.........................     4,025      2,665      7,993      1,045     8,049     5,515     2,929
Allowance as % of Outstanding Principal.................      18.5%      20.0%      18.5%      23.0%     21.9%     30.4%     30.0%
Average Principal Balance Outstanding...................  $  7,476   $  6,231   $  7,002   $  6,764   $ 4,252   $ 3,605   $ 3,273
Average Yield on Contracts..............................      25.8%      26.0%      26.7%      29.2%     28.0%     28.2%     26.4%
Delinquencies -- Retained Portfolio:
Principal Balances 31 to 60 Days........................       0.8%       1.5%       2.2%       2.3%      4.2%      5.1%     10.5%
Principal Balances over 60 Days.........................       2.5%       2.8%       0.6%       0.6%      1.1%      1.3%     15.0%

---------------
(a) For the purposes of these computations, "earnings" are defined as the sum of pre-tax income from continuing operations plus fixed charges of the Company and its subsidiaries, adjusted to exclude the amount of any interest capitalized during the period, but adding the amount of previously capitalized interest amortized during the period; "fixed charges" consist of interest on debt, amortization of debt discount, premium, and expense, and that portion of rents which is representative of the interest factor.

(b) Earnings did not cover fixed charges by $3.9 million and $2.5 million in the years ended December 31, 1995 and 1994, respectively.

                    CERTAIN PRO FORMA FINANCIAL INFORMATION

     The table set forth below shows the pro forma effects the Exchange Offer would have had on the adjusted financial condition and results of operations of the Company for the year ended December 31, 1997 and for the nine months ended September 30, 1998, assuming the maximum number of Shares had been exchanged on the first day of the respective periods. The pro forma Original Exchange Offer Shares exchanged reflect the 2,463,603 Shares exchanged in October 1998 at a weighted average price of $5.05 per Share. The pro forma information for the maximum number of Shares exchanged assumes that the total number of Shares exchanged are the 5,000,000 Shares tendered pursuant to both the Original Exchange Offer and this Exchange Offer valued at $5.00 per Share, which approximates the price of the Company's Common Stock as of November 18, 1998.

                                           NINE MONTHS ENDED SEPTEMBER 30, 1998              YEAR ENDED DECEMBER 31, 1997
                                        -------------------------------------------   -------------------------------------------
                                                              PRO FORMA                                     PRO FORMA
                                                   --------------------------------              --------------------------------
                                                       ORIGINAL          MAXIMUM                     ORIGINAL          MAXIMUM
                                                    EXCHANGE OFFER    NO. OF SHARES               EXCHANGE OFFER    NO. OF SHARES
                                         ACTUAL    SHARES EXCHANGED     EXCHANGED      ACTUAL    SHARES EXCHANGED     EXCHANGED
                                        --------   ----------------   -------------   --------   ----------------   -------------
                                                            (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)
Sales of Used Cars....................  $216,111       $216,111         $216,111      $123,814       $123,814         $123,814
Less:
 Cost of Used Cars Sold...............   123,976        123,976          123,976        72,358         72,358           72,358
 Provision for Credit Losses..........    45,053         45,053           45,053        22,354         22,354           22,354
                                        --------       --------         --------      --------       --------         --------
                                          47,082         47,082           47,082        29,102         29,102           29,102
                                        --------       --------         --------      --------       --------         --------
Interest Income.......................    12,031         12,031           12,031        12,559         12,559           12,559
Gain on Sale of Finance
 Receivables..........................    12,093         12,093           12,093         6,721          6,721            6,721
Servicing Income......................    11,834         11,834           11,834         8,738          8,738            8,738
Other Income..........................       404            404              404         3,587          3,587            3,587
                                        --------       --------         --------      --------       --------         --------
                                          36,362         36,362           36,362        31,605         31,605           31,605
                                        --------       --------         --------      --------       --------         --------
Income before Operating Expenses......    83,444         83,444           83,444        60,707         60,707           60,707
Operating Expenses:
 Selling and Marketing................    15,462         15,462           15,462        10,538         10,538           10,538
 General and Administrative...........    48,412         48,412           48,412        39,412         39,412           39,412
 Depreciation and Amortization........     3,534          3,534            3,534         3,150          3,150            3,150
                                        --------       --------         --------      --------       --------         --------
                                          67,408         67,408           67,408        53,100         53,100           53,100
                                        --------       --------         --------      --------       --------         --------
Income before Interest Expense........    16,036         16,036           16,036         7,607          7,607            7,607
Interest Expense......................     1,687          3,664(1)       5,719(1)          706          3,342(1)         6,081(1)
                                        --------       --------         --------      --------       --------         --------
Earnings before Income Taxes..........    14,349         12,372           10,317         6,901          4,265            1,526
Income Taxes..........................     5,777          4,986(2)       4,164(2)        2,820          1,743(2)           624(2)
                                        --------       --------         --------      --------       --------         --------
Earnings from Continuing
 Operations...........................  $  8,572       $  7,386         $  6,153      $  4,081       $  2,522         $    902
                                        ========       ========         ========      ========       ========         ========
Earnings per Common Share from
 Continuing Operations:
 Basic................................  $   0.46       $   0.46         $   0.45      $   0.23       $   0.16         $   0.07
                                        ========       ========         ========      ========       ========         ========
 Diluted..............................  $   0.46       $   0.45         $   0.45      $   0.22       $   0.16         $   0.07
                                        ========       ========         ========      ========       ========         ========

                                           NINE MONTHS ENDED SEPTEMBER 30, 1998              YEAR ENDED DECEMBER 31, 1997
                                        -------------------------------------------   -------------------------------------------
                                                              PRO FORMA                                     PRO FORMA
                                                   --------------------------------              --------------------------------
                                                       ORIGINAL          MAXIMUM                     ORIGINAL          MAXIMUM
                                                    EXCHANGE OFFER    NO. OF SHARES               EXCHANGE OFFER    NO. OF SHARES
                                         ACTUAL    SHARES EXCHANGED     EXCHANGED      ACTUAL    SHARES EXCHANGED     EXCHANGED
                                        --------   ----------------   -------------   --------   ----------------   -------------
                                               (IN THOUSANDS, EXCEPT SHARES USED IN COMPUTATION AND BOOK VALUE PER SHARE)
Shares Used in Computation:
 Basic................................    18,600         16,136           13,600        17,832         15,368           12,832
                                        ========       ========         ========      ========       ========         ========
 Diluted..............................    18,800         16,336           13,800        18,234         15,770           13,234
                                        ========       ========         ========      ========       ========         ========
BALANCE SHEET DATA:
Cash and Cash Equivalents.............  $    955       $    955         $    955      $  3,537       $  3,537         $  3,537
Finance Receivables, Net..............    60,684         60,684           60,684        60,778         60,778           60,778
 Total Assets.........................   278,788        278,788          278,788       275,633        275,633          275,633
Subordinated Notes Payable............    25,000         37,441(3)        50,123(3)     12,000         24,441(3)        37,123(3)
 Total Debt...........................    73,332         85,773           98,455        77,171         89,612          102,294
Preferred Stock.......................        --             --               --            --             --               --
Common Stock..........................   173,285        160,354(3)       147,672(3)    172,622        159,691(3)       147,009(3)
 Total Stockholders' Equity...........   181,418        168,487          155,805       181,774        168,843          156,161
Common Shares Outstanding.............    18,533         16,069           13,533        18,521         16,057           13,521
Book Value per share..................      9.79          10.49            11.51          9.81          10.52            11.55

---------------
(1) To reflect the effect of the additional debt service and discount amortized over the life of the Debentures.

                                                                NINE MONTHS ENDED
                                                                SEPTEMBER 30, 1998            YEAR ENDED DECEMBER 31, 1997
                                                         --------------------------------   --------------------------------
                                                             ORIGINAL          MAXIMUM          ORIGINAL          MAXIMUM
                                                          EXCHANGE OFFER    NO. OF SHARES    EXCHANGE OFFER    NO. OF SHARES
                                                         SHARES EXCHANGED     EXCHANGED     SHARES EXCHANGED     EXCHANGED
                                                         ----------------   -------------   ----------------   -------------
                                                                                   (IN THOUSANDS)
Par Value of Debentures Issued.........................      $ 16,013          $32,500          $16,013           $32,500
                                                             ========          =======          =======           =======
Interest Incurred During the Period at 12%.............      $  1,441          $ 2,925          $ 1,922           $ 3,900
Amortization of the Discount of $3,572,000 and
  $7,377,000 for the Original Exchange Offer and
  Maximum Shares Exchanged, Respectively...............           536            1,107              714             1,475
                                                             --------          -------          -------           -------
Interest Expense Adjustment............................      $  1,977          $ 4,032          $ 2,636           $ 5,375
                                                             ========          =======          =======           =======

(2) To record the income tax effects of the interest expense adjustment.

(3) To reflect the increase in Subordinated Notes Payable and the decrease in Common Stock pursuant to the Exchange Offer.

                                                                NINE MONTHS ENDED
                                                                SEPTEMBER 30, 1998            YEAR ENDED DECEMBER 31, 1997
                                                         --------------------------------   --------------------------------
                                                             ORIGINAL          MAXIMUM          ORIGINAL          MAXIMUM
                                                          EXCHANGE OFFER    NO. OF SHARES    EXCHANGE OFFER    NO. OF SHARES
                                                         SHARES EXCHANGED     EXCHANGED     SHARES EXCHANGED     EXCHANGED
                                                         ----------------   -------------   ----------------   -------------
                                                                                   (IN THOUSANDS)
Par Value of Subordinated Debentures...................      $16,013           $32,500          $16,013           $32,500
Less: Discount.........................................        3,572             7,377            3,572             7,377
                                                             -------           -------          -------           -------
Carrying Value of Debentures Payable...................       12,441            25,123           12,441            25,123
Estimated Stock Acquisition Costs......................          490               490              490               490
                                                             -------           -------          -------           -------
Common Stock Acquired..................................      $12,931           $25,613          $12,931           $25,613
                                                             =======           =======          =======           =======

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock trades on the Nasdaq Stock Market under the symbol "UGLY." The Company's initial public offering was effected on June 17, 1996 at a price of $6.75 per share. The high and low closing sales prices of the Common Stock as reported by Nasdaq since that date are reported below.

                                                                MARKET PRICE
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR 1996:
Second Quarter (from June 18, 1996).........................  $10.00    $ 8.50
Third Quarter...............................................  $15.50    $ 8.13
Fourth Quarter..............................................  $21.63    $13.00
FISCAL YEAR 1997:
First Quarter...............................................  $25.75    $16.25
Second Quarter..............................................  $18.06    $13.13
Third Quarter...............................................  $17.00    $12.50
Fourth Quarter..............................................  $16.75    $ 7.69
FISCAL YEAR 1998:
First Quarter...............................................  $10.88    $ 6.31
Second Quarter..............................................  $12.70    $ 8.00
Third Quarter...............................................  $ 9.13    $ 4.63

     On November 18, 1998, there were approximately 78 holders of record of the Company's Common Stock.

     Ugly Ducking's capital stock consists of 100,000,000 shares of Common Stock, of which approximately 16,070,000 shares were outstanding as of November 18, 1998 and 10,000,000 shares of Preferred Stock, none of which were issued and outstanding as of November 18, 1998.

                                   DIVIDENDS

     Cash dividends have never been paid on Ugly Duckling's Common Stock. The Company presently intends to retain earnings and does not anticipate that cash dividends will be paid on its Common Stock in the foreseeable future. Under the terms of the Revolving Facility with GE Capital, the Company may not declare or pay dividends in excess of 15% of each year's net earnings available for distribution.

                                    BUSINESS

GENERAL

     The Company operates a chain of buy here-pay here used car dealerships and underwrites, finances and services retail installment contracts generated from the sale of used cars by its Company dealerships and by third party dealers located in selected markets throughout the country. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing the sale of used cars to persons who have limited credit histories, low incomes, or past credit problems ("Sub-Prime Borrowers").

     Dealership Operations and Related Securitization Program. As of the date of this Offering Circular, the Company was operating 55 used car dealerships ("Company Dealerships") located in nine metropolitan areas and seven states. The Company distinguishes its Company Dealership operations from those of typical buy here -- pay here dealers through its network of multiple locations, upgraded facilities, large inventories of used cars, regional centralized purchasing, value-added marketing programs, and dedication to customer service. Company Dealerships are typically located in high visibility, high traffic commercial areas, and generally are newer and cleaner in appearance than other buy here -- pay here dealers, helping promote the Company's image as a friendly and reputable business. For the nine months ended September 30, 1998, the Company generated revenues from its continuing dealership operations of $216.1 million and net earnings of $8.6 million, compared to $79.5 million in revenues and $4.3 million in net earnings, respectively, for the same period of 1997.

     During the first quarter of 1996, the Company initiated a Securitization Program under which special "bankruptcy remote" subsidiaries sell securities backed by finance contracts to investors. In February 1998, the Company executed a commitment letter with Greenwich Capital Markets, Inc. ("Greenwich Capital") under which, among other things, Greenwich Capital retains the right to be the exclusive securitization agent for the Company for up to $1 billion of AAA surety wrapped securities as part of the Company's ongoing Securitization Program. The agreement contains certain provisions that would not oblige Greenwich Capital or require the Company to fulfill the remaining commitment under the agreement.

     Third Party Operations. Beginning in 1994 with the acquisition of Champion Financial Services, Inc. ("Champion"), an independent automobile finance company, the Company has been involved in the acquisition and servicing of retail installment contracts generated by third party car dealers, typically involving Sub-Prime Borrowers. From the acquisition of Champion through the first quarter of 1998, the Company pursued an aggressive growth plan, setting up a national third party branch office network pursuant to which it acquired retail installment contracts from numerous independent third party car dealers.

     In 1997, the Company began to engage in the purchase of loan portfolios in bulk and the servicing of loan portfolios on behalf of third parties, including companies that were experiencing financial difficulties. The Company maintains loan servicing facilities in Nashville, Tennessee, Denver, Colorado, San Antonio, Texas, and Dallas, Texas to support its bulk servicing operations, which are included in discontinued operations. In recent periods, the Company has entered into several large servicing or bulk purchasing transactions involving independent third party finance receivable portfolios and, in some cases, has sold or securitized these portfolios, with servicing retained. The two most significant of such transactions involved transactions with First Merchants Acceptance Corporation and with Reliance Acceptance Group. The total contract portfolio serviced by the Company's third party loan servicing operations totaled $725.1 million as of September 30, 1998.

     The Company has also initiated a program pursuant to which the Company provides qualified independent used car dealers with warehouse purchase facilities and operating credit lines primarily secured by the dealer's retail installment contract portfolio (the "Cygnet Dealer Program"). The Cygnet Dealer Program's contract portfolio totaled $39.4 million as of September 30, 1998.

RECENT DEVELOPMENTS

     Discontinued Operations. In the third quarter of 1997, the Company announced a strategic evaluation of its third party dealer operations, including the possible sale or spin-off of these operations. In February 1998, the Company announced its intention to close its branch office network and exit this line of business. The closure was substantially complete as of March 31, 1998, although the Company is continuing to negotiate lease settlements and terminations, and to service the associated loan portfolio. The Company recorded a pre-tax charge to discontinued operations totaling approximately $9.1 million (approximately $5.6 million, net of income taxes) during the first quarter of 1998. In addition, a $6.0 million charge ($3.6 million net of income taxes) was taken during the third quarter of 1998 due primarily to higher than anticipated loan losses and servicing expenses in connection with the branch office loan portfolio.

     In April 1998, the Company announced that its Board of Directors had directed management to proceed with separating its dealership operations from the Cygnet Dealer Program and the Company's bulk purchase and third party loan servicing operations. Since that date, these businesses have been classified as discontinued operations in the Company's Consolidated Financial Statements.

     The Company subsequently formed a new wholly owned subsidiary, Cygnet Financial Corporation ("Cygnet") to effectuate the separation of the Company's dealership and non-dealership operations. At the Company's annual meeting held on August 31, 1998, stockholders of the Company approved a split-up proposal under which the assets and liabilities of the non-dealership businesses would be transferred to Cygnet and Cygnet would become a separate public company through a rights offering to stockholders of the Company. Due to a lack of stockholder participation in the offering, however, the rights offering was terminated. In the third quarter of 1998, the Company recorded an after tax charge of approximately $1.2 million relating to the costs incurred for the terminated right offering.

     The Company is continuing to explore alternatives for formally separating its dealership and non-dealership operations, although there can be no assurance that the Company will ultimately be successful in this regard. Although the Company was not successful in formally separating its non-dealership operations as contemplated, it has completed the internal process of establishing separate management teams and infrastructures for the dealership and non-dealership operations. The Company believes this structure enhances each segment's ability to focus on its own operations and facilitates the Company's goal of formally separating them.

     Individuals contemplating whether to participate in the Exchange Offer should consider the possibility that Ugly Duckling could later decide to retain rather than separate its non-dealership operations, in which case Ugly Duckling's consolidated financial statements would require restatement to reflect the integration of certain financial results currently attributed to discontinued operations.

     Securitization Accounting Change. On November 17, 1998 the Company announced a change in the way it structures transactions under its Securitization Program. Previously, the Company structured its securitization transactions as sales for accounting purposes. Beginning in the fourth quarter of 1998, however, the Company will structure securitizations for accounting purposes to retain the Finance Receivables and the related debt on the Company's balance sheet and recognize the income over the life of the contracts. The Company will no longer recognize a Gain on Sale of Finance Receivables as previously recognized by the Company. This change will not affect the Company's prior securitizations.

     The fundamentals of the Company's continuing business should be unaffected by this change. The Company expects to continue to finance its receivables through securitization. There will, however, be a significant adverse impact on earnings per share for the next few periods as the Company builds its on-balance sheet portfolio. The Company expects to incur a significant loss in the fourth quarter of 1998 and this change will continue to have a material adverse effect on reported earnings until the Company's interest earnings, net of interest and other related expenses, from the additional contracts added to the Company's balance sheet approximates the revenues the Company has historically recognized on its securitization transactions. However, the Company believes that this change will enhance the long-term value of the Company through greater earnings stability and predictability, as well as instill higher confidence in those earnings from the investment community.

     Initial Exchange Offer. On September 17, 1998, the Company initiated an exchange offer (the "Original Exchange Offer") to exchange up to 5,000,000 shares of its Common Stock for 12%, five-year subordinated debentures of the Company due October 23, 2003 with terms identical to those being offered hereunder. The exchange ratio was $6.50 principal amount of Debentures for each share of Common Stock validly tendered.

     The Original Exchange Offer expired on October 19, 1998 with a total of 2,463,603 shares of Common Stock being tendered for $16,013,418 aggregate principal amount of the Debentures in connection with the offer (the "Existing Debentures").

                         DESCRIPTION OF THE DEBENTURES

     The Debentures will be issued under an Indenture, as supplemented and amended by the First Supplemental Indenture thereto (collectively, the "Indenture"), by and between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. A copy of the Indenture will be filed with the Commission as an exhibit to the Form T-3 filed in connection with the qualification of the Indenture under the Trust Indenture Act.

     The Indenture allows the issuance of debt securities of the Company ("Debt Securities"), in one or more series, in an aggregate principal amount up to $100,000,000. The First Supplemental Indenture establishes the Debentures as a series of Debt Securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Debentures are limited in aggregate principal amount to $32,500,000, $16,486,582 principal amount of which may be issued in this Exchange Offer, and will mature on October 23, 2003. Interest on the Debentures will accrue from October 23, 1998 at the rate of 12% per annum and will be payable semiannually in cash on each April 15 and October 15 (each, an "Interest Payment Date"), commencing on April 15, 1999, to the registered holders of the Debentures ("Holders") at the close of business on the April 1 and October 1 immediately preceding the applicable Interest Payment Date. Interest is payable on the Debentures from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

     The Debentures will be unsecured obligations of the Company and will not be entitled to the benefit of any mandatory sinking fund.

PAYMENT AND PAYING AGENTS

     Payment of interest on a Debenture on any Interest Payment Date will be made to the Person in whose name such Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

     Principal of and interest on the Debentures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. (Section 307). The corporate trust office of the Trustee in Chicago, Illinois will be designated as the Company's Paying Agent for payments with respect to the Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debentures. (Section 1002).

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debentures which remain unclaimed at the end of two years after such principal, premium, or interest has become due and payable will be repaid to the Company, subject to certain publication requirements, and the Holder of such Debentures thereafter may look only to the Company for payment thereof. (Section 1003).

FORM, EXCHANGE, AND TRANSFER

     The Debentures will be issuable only in fully registered form without coupons and in denominations of $1.00 and any integral multiple thereof. (Section 302).

     At the option of the Holder, subject to the terms of the Indenture, Debentures will be exchangeable for other Debentures, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305). Subject to the terms of the Indenture, Debentures may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debentures, but, with certain limited exceptions, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company has appointed the Trustee as Security Registrar and transfer agent for the Debentures. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debentures. (Section 1002).

     If the Debentures are to be redeemed, the Company will not be required to
(i) issue, register the transfer of, or exchange any Debentures during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debentures that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debenture so selected for redemption, in whole or in part, except the unredeemed portion of any such Debenture being redeemed in part. (Section 305).

REDEMPTION

     The Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' notice, at the principal amount to be redeemed, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Debentures are to be redeemed at any time, selection of such Debentures for redemption will be made by the Trustee, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at its registered address. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture. On and after the redemption date, interest will cease to accrue on Debentures or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Each notice of redemption may include a statement that such redemption shall be conditional upon the receipt by the Trustee on or prior to the Redemption Date of amounts sufficient to pay principal of, and interest on, the Debentures to be redeemed, and that if such amounts shall not have been so received, said notice shall be of no force and effect, the Debentures to be redeemed will not become due and payable on the Redemption Date, and the Company shall not be required to redeem such Debentures on such date. If such a Conditional Notice is given, failure by the Company to deposit money necessary to effect the redemption on or prior to the Redemption Date will not result in a default under the Indenture.

SUBORDINATION

     The payment of all obligations on the Debentures is subordinated in right of payment to the prior payment in full of all obligations on Senior Indebtedness. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations (as hereafter defined) due or to become due upon all Senior Indebtedness shall first be paid in full, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the Debentures, or for the acquisition of any of the Debentures for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by acceleration or otherwise, of any principal of, premium or interest on any Senior Indebtedness, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Debentures or to acquire any of the Debentures for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Senior Indebtedness, other than the Designated Senior Indebtedness (as hereafter defined), as such event of default is defined in the instrument creating or evidencing such Senior Indebtedness, permitting the holders of such Senior Indebtedness then outstanding to immediately accelerate the maturity thereof and if a representative for such issue of Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to such Senior Indebtedness have been cured or waived in writing or have ceased to exist or the Trustee receives notice from such representative for the respective issue of Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Debentures or (y) acquire any of the Debentures for cash or property or otherwise. Notwithstanding the above, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Debentures was due and only one such Blockage Period may be commenced within any 365 consecutive days irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event may the total number of days during which any Blockage Period is or Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365 day period. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by a representative of such Senior Indebtedness unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. However, any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose.

     In addition, if any event of default (as defined in the instrument creating or evidencing any Designated Senior Indebtedness) occurs and is continuing with respect to any Designated Senior Indebtedness or an executive officer of the Company has actual knowledge of a default under any Designated Senior Indebtedness, which with notice or lapse of time or both would result in an event of default under such Designated Senior Indebtedness, then the Company shall give notice thereof to the Trustee and, regardless of the giving of such notice, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Debentures or to acquire any of the Debentures for cash or property or otherwise for a period of 179 days from the date of each such event of default or the date that an executive officer obtains actual knowledge that there is such a default (a "Designated Senior Indebtedness Blockage Period"), unless and until all such events of defaults or defaults with respect to such Designated Senior Indebtedness have been cured or waived in writing pursuant to the Designated Senior Indebtedness or have ceased to exist or the Trustee receives notice from a representative for the applicable issue of Designated Senior Indebtedness terminating the Designated Senior Indebtedness Blockage Period. In the event any Debenture is declared due and payable before its expressed maturity under
Section 502 of the Indenture, (i) the Company will give prompt notice in writing of such happening to the holders of Designated Senior Indebtedness and (ii) no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any obligations on the Debentures or to assume any of the Debentures for cash or property or otherwise without the consent of the Designated Senior Indebtedness.

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the Holders of the Debentures, may recover less, ratably, than holders of Senior Indebtedness. See also "Risk Factors -- Subordination."

     For purposes of the subordination provisions of the Debentures, the following definitions apply:

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Credit Agreement" means the Amended and Restated Motor Vehicle Installment Contract Loan and Security Agreement dated as of August 15, 1997 among the Company, General Electric Capital Corporation, and certain other parties, as such agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, including any notes, guarantees, security or pledge agreements, letters of credit and other documents or instruments executed pursuant thereto and any exhibits or schedules to any of the foregoing.

     "Designated Senior Indebtedness" means (i) all Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Indebtedness designated by the Company as "Designated Senior Indebtedness" from time to time.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other similar accrued liabilities arising in the ordinary course of business and payable in accordance with customary terms), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through
(vi) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, and (viii) all obligations under currency agreements and interest swap agreements of such Person.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Senior Indebtedness" means all Obligations on any Indebtedness of the Company, whether outstanding on the date of original issuance of the Debentures or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Debentures. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company (including, without limitation, amounts owed for compensation),
(iii) any liability for federal, state, local or other taxes owed or owing by the Company, and (iv) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company.

     Except to the extent described below under "Certain Covenants," the Indenture does not limit the aggregate amount of Senior Indebtedness that the Company or its subsidiaries may issue. As of September 30, 1998, outstanding Senior Indebtedness of the Company and its consolidated subsidiaries aggregated approximately $78.3 million.

     The Company also has outstanding a $10 million subordinated note payable to Verde Investments, Inc., an affiliate of the Company (the "Verde Note"), which will be senior in right of payment to the Debentures.

     The subordination provisions apply only to Debentures that are Outstanding. Debentures will not be deemed to be Outstanding if, among other circumstances, money in the necessary amount has been deposited with the Trustee or any Paying Agent (other than the Company) in trust, or set aside and segregated in trust by the Company (if it acts as its own Paying Agent) for the redemption of such Debentures and notice of redemption has been given as required in the Indenture or provision therefor satisfactory to the Trustee has been made. In addition, upon the effectiveness of any Defeasance or Covenant Defeasance as described below under the heading "Defeasance and Covenant Defeasance," the Debentures then Outstanding shall cease to be subordinated under the Indenture.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants provided for the Debentures:

     Consolidated Leverage Ratios. The Company will not allow its Consolidated Leverage Ratio to exceed 6.0 to 1.0. "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (i) the total liabilities of the Company and its consolidated Subsidiaries (determined in accordance with generally accepted accounting principles ("GAAP")), excluding all Junior Subordinated Obligations, to (ii) the Consolidated Net Worth of the Company. "Junior Subordinated Obligation" means any indebtedness of the Company that by its terms is expressly subordinated in right of payment to the Debentures. "Consolidated Net Worth" means, as of any date of determination, the consolidated stockholders' equity of the Company and its consolidated Subsidiaries (determined in accordance with GAAP), plus all Junior Subordinated Obligations of the Company. The change in the securitization structure will result in a significant additional amount of debt, which will negatively impact the Company's leverage ratio.

     Minimum Equity. The Company will at all times maintain Consolidated Net Worth (defined above) of at least $100,000,000.

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Securities of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Securities of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), that continues for 90 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; (e) certain events in bankruptcy, insolvency, or reorganization, and (f) any other Event of Default specified for such series in the supplemental indenture or Board Resolution creating or governing such series. (Section 501). There are no additional Events of Default provided for the Debentures.

     If an Event of Default (other than an Event of Default described in clause
(e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture and payment of all overdue interest and certain other payments are made by the Company. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request, and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

     The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions, and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

     If a default occurs under the Indenture with respect to Debt Securities of any series, the Trustee shall give the Holders of Securities of such series notice of such default as required by the Trust Indenture Act, provided that in the case of a default described in clause (d) in the first paragraph under "Events of Default" herein, no such notice to Holders shall be given until at least 30 days after the occurrence of such default.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee at any time and from time to time without the consent of the Holders of any of the Debt Securities in certain limited cases. (Section 901). In addition, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or modify such provisions with respect to modification and waiver. (Section 902).

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any request, demand, authorization, direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security, and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302 of the Indenture, will not be deemed to be Outstanding. (Section 101).

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it sets the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Section 1302, relating to defeasance and discharge of indebtedness, and Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, will apply to the Debentures.

     Defeasance and Discharge. Pursuant to Section 1302, the Company will be discharged from all its obligations with respect to the Debentures (except for certain obligations to exchange or register the transfer of Debentures, to replace stolen, lost, or mutilated Debentures, to maintain paying agencies, and to hold moneys for payment in trust) upon satisfaction of certain conditions, including the deposit in trust for the benefit of the Holders of Debentures of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debentures on the respective Stated Maturities or on any Redemption Date established for the Debentures in accordance with the terms of the Indenture and such Debentures. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of the Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit, defeasance, and discharge were not to occur. (Sections 1302 and 1304).

     Defeasance of Certain Covenants. Pursuant to Section 1303, if certain conditions are satisfied, the Company may omit to comply with certain restrictive covenants in the Indenture, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default," will be deemed not to be or result in an Event of Default and the provisions of Article Fourteen relating to subordination will cease to be effective, in each case with respect to the Debentures. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of the Debentures, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debentures on the respective Stated Maturities or on any Redemption Dates established for the Debentures in accordance with the terms of the Indenture and the Debentures. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of the Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to the Debentures and the Debentures were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Debentures at the time of their respective Stated Maturities, but may not be sufficient to pay amounts due on the Debentures upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

SATISFACTION AND DISCHARGE

     The Indenture will also be deemed to be satisfied and discharged, except as to certain limited provisions, as to Debentures that have become due and payable or will become due and payable at their Stated Maturity within one year from the date of determination or are to be called for redemption within one year under arrangements satisfactory to the Trustee, but only if the Company deposits money in an amount sufficient to pay the entire principal, premium, and interest to the date of deposit (as to Debentures that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and certain other conditions are satisfied. (Section 401). See also "Defeasance and Covenant Defeasance."

NOTICES

     Notices to Holders of Debentures will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106).

TITLE

     The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debenture is registered as the absolute owner thereof (whether or not such an Debenture may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of Arizona (Section 112).

REGARDING THE TRUSTEE

     The Trustee under the Indenture is Harris Trust and Savings Bank. The Company maintains normal banking arrangements with the Trustee, which include the use of an affiliated company, Harris Trust Company of California, as the transfer agent for the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is a Delaware corporation and its affairs are governed by its Certificate of incorporation and Bylaws and the Delaware General Corporation Law. The following description of the Company's capital stock, which is complete in all material respects, is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation and Bylaws, as amended.

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share. As of November 18, 1998, approximately 16,070,000 shares of Common Stock were issued and outstanding. As of November 18, 1998, there were no issued and outstanding shares of Preferred Stock. As of November 18, 1998, the Company's officers and directors beneficially owned approximately 35% of the outstanding Shares of the Company's Common Stock, with Mr. Ernest Garcia II, the Company's Chairman of the Board and Chief Executive Officer, beneficially owning approximately 29%. The Company's executive officers and directors have advised the Company that they do not intend to participate in the Exchange Offer. Assuming the maximum number of Shares is exchanged in the Exchange Offer, the Company's officers and directors will beneficially own approximately 41% of the Company's outstanding shares of Common Stock (with Mr. Garcia owning approximately 35%).

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding Preferred Stock.

     Holders of Common Stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Board of Directors of the Company has the authority, without further action by the Company's stockholders, to issue from time to time up to 10,000,000 shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could: (i) decrease the amount of earnings and assets available for distribution to holders of Common Stock; (ii) adversely affect the rights and powers, including voting rights, of holders of Common Stock; and (iii) have the effect of delaying, deferring, or preventing a change in control of the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following discussion summarizes certain United States federal income tax consequences associated with the Exchange Offer and the ownership of Debentures. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax considerations that may be relevant in connection with the Exchange Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, current administrative pronouncements and judicial decisions, changes to any of which could materially affect the continued validity of the discussion herein and could be made on a retroactive basis. No rulings will be sought from the Internal Revenue Service with respect to the treatment of the Exchange Offer and no assurance may be given that contrary positions may not be taken by the Internal Revenue Service or by a court of law.

SCOPE

     The discussion relating to stockholders who participate in the Exchange Offer addresses only stockholders who are "United States persons" and who hold Shares as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations, persons who acquired Shares as compensation and persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In the context of the discussion pertaining to the Debentures, the discussion describes certain tax consequences applicable only to original holders of the Debentures. The discussion does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular stockholder. As used herein, a "United States person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     THE SUMMARY DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF AN EXCHANGE OF SHARES FOR DEBENTURES PURSUANT TO THE EXCHANGE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED HEREIN.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING STOCKHOLDERS

  Characterization of the Exchange

     An exchange of Shares for Debentures by a stockholder pursuant to the Exchange Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences of such exchange to a Stockholder may vary depending upon the Stockholder's particular facts and circumstances. Depending on such facts and circumstances, the exchange will be treated as either a sale or a distribution for United States federal income tax purposes.

     Under Section 302 of the Code, an exchange of Shares for Debentures pursuant to the Exchange Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a deemed distribution by the Company with respect to Shares continued to be held (or deemed to be held) by the tendering stockholder) if the receipt of Debentures upon such exchange (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete termination" of the stockholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 tests") are explained more fully below. See "Section 302 Tests" below.

     If any of the Section 302 tests is satisfied and the exchange of the tendered Shares is, therefore, treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering stockholder should recognize capital gain or loss equal to the difference between (a) the sum of the cash received (if any) plus the "issue price" of the Debentures and (b) the stockholder's adjusted tax basis in the Shares exchanged pursuant to the Exchange Offer. As set forth below under the caption "Issue Price of Debentures Defined," the Company believes that the "issue price" of the Debentures should be the issue price of the Debentures issued in the Original Exchange Offer ($5.0667). Such capital gain or loss will generally be long-term capital gain or loss if the tendering stockholder held the tendered Shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 20 percent tax rate if the Shares have been held for more than 12 months. Particularly if the fair market value of the Shares as of the date of the exchange contemplated by this Exchange Offer exceeds $5.0667, there is a risk that the Internal Revenue Service may assert that a stockholder should recognize capital gain equal to the difference between
(a) the sum of the cash received (if any) plus the fair market value of the Shares at the time of the exchange and (b) the stockholder's adjusted basis in the Shares. See "Issue Price of Debentures Defined."

     If none of the Section 302 tests is satisfied, then, to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes), the tendering stockholder will generally be treated as having received a dividend taxable as ordinary income in an amount equal to the sum of the cash plus the fair market value of the Debentures received by the stockholder pursuant to the Exchange Offer (without reduction for the adjusted tax basis of the Shares tendered pursuant to the Exchange Offer), no loss will be recognized, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction) the tendering stockholder's adjusted tax basis in the Shares exchanged pursuant to the Exchange Offer will be added to such stockholder's adjusted tax basis in the stockholder's remaining Shares, if any. If a tendering stockholder does not retain any Shares, such stockholder may lose tax basis entirely. If the exchange of Shares by a stockholder is not treated as a sale or exchange for federal income tax purposes, the amount (if any) by which the sum of the cash plus the fair market value of the Debentures exceeds the current or accumulated earnings and profits of the Company (as determined for federal income tax purposes) will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis in the Shares, and thereafter, as taxable capital gain.

  Constructive Ownership of Stock

     In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder by reason of the attribution rules contained in Section 318 of the Code. Under Section 318 of the Code, a stockholder may be treated as owning (i) Shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder owns an interest, or, in the case of stockholders that are entities, by certain individuals or entities that own an interest in the stockholder and (ii) Shares which the stockholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the stockholder.

  Section 302 Tests

     One of the following tests must be satisfied in order for the exchange of Shares pursuant to the Exchange Offer to be treated as a sale or exchange for federal income tax purposes.

     a. Substantially Disproportionate Test. The exchange of Shares for Debentures by a stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the Exchange Offer (treating as not being outstanding all Shares exchanged pursuant to the Exchange Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such stockholder immediately before the exchange of Shares pursuant to the Exchange Offer (treating as outstanding all Shares exchanged pursuant to the Exchange Offer). Stockholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances.

     b. Complete Termination Test. The exchange of Shares for Debentures will be a "complete termination" of a stockholder's interest in the Company if either (i) all of the Shares actually and constructively owned by the stockholder are exchanged pursuant to the Exchange Offer or (ii) all of the Shares actually owned by the stockholder are exchanged pursuant to the Exchange Offer and, with respect to the Shares constructively owned by the stockholder which are not exchanged pursuant to the Exchange Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in
        Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their own tax advisors.

     c. Not Essentially Equivalent to a Dividend Test. Even if the exchange of Shares for Debentures fails to result in satisfaction of the "substantially disproportionate" test and the "complete termination" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's exchange of Shares pursuant to the Exchange Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether the receipt of Debentures by a stockholder who exchanges Shares pursuant to the Exchange Offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The Internal Revenue Service has indicated in published revenue rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The Internal Revenue Service held, for example, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (a reduction of only 3.3% in the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

     The Company cannot predict whether or to what extent the Exchange Offer will be oversubscribed. If the Exchange Offer is oversubscribed, proration of the tenders pursuant to the Exchange Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a stockholder can be given no assurance that a sufficient number of such stockholder's Shares will be exchanged pursuant to the Exchange Offer to ensure that such exchange will satisfy one or more of the Section 302 tests and be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the
Section 302 tests has been satisfied in connection with Shares exchanged pursuant to the Exchange Offer. Thus, for example, if a stockholder sells Shares to persons other than the Company at or about the time such stockholder also exchanges Shares pursuant to the Exchange Offer, and the various sales effected by the stockholder are part of an overall plan to reduce or terminate such stockholder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the stockholder's exchange of Shares pursuant to the Exchange Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described above.

     STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF DEBENTURES FOR SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SECTION 302 TESTS, INCLUDING THE EFFECT OF THE ATTRIBUTION RULES AND THE POSSIBILITY THAT A SUBSTANTIALLY CONTEMPORANEOUS SALE OF SHARES TO PERSONS OTHER THAN THE COMPANY MAY ASSIST IN SATISFYING ONE OR MORE OF THE SECTION 302 TESTS, AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER.

  Corporate Stockholder Dividend Treatment

     If an exchange of Shares pursuant to the Exchange Offer by a corporate stockholder is treated as a dividend, the corporate stockholder (other than an S corporation) may be entitled to claim the dividends-received deduction (generally 70%, but 80% under certain circumstances) with respect to the gross dividend under Section 243 of the Code, subject to applicable limitations. With respect to specific limitations on claiming the dividends-received deduction, corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Additionally, corporate stockholders that have incurred indebtedness directly attributable to an investment in Shares should consider the effect of Section 246A of the Code which reduces the dividends-received deduction by a percentage generally computed based on the amount of such indebtedness and the stockholder's total adjusted tax basis in the Shares.

     In addition, any amount received by a corporate stockholder pursuant to the Exchange Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Accordingly, a corporate stockholder may be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e. the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the stockholder's adjusted tax basis in its Shares, to treat the excess as gain from the sale of such Shares in the year in which the dividend is received. These basis reductions and gain recognition rules would be applied by taking account only the stockholder's adjusted tax basis in the Shares that were exchanged, without regard to other Shares that the stockholder may continue to own. CORPORATE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE APPLICATION OF SECTION 1059 OF THE CODE TO THE EXCHANGE OFFER AND ANY DIVIDENDS WHICH MAY BE TREATED AS PAID WITH RESPECT TO SHARES EXCHANGED PURSUANT TO THE EXCHANGE OFFER.

  "Issue Price" of Debentures Defined

     Because of the identity in the terms of the Debentures issued in the Original Exchange Offer and the Debentures issued in this Exchange Offer and because of the close proximity in time of the Original Exchange Offer and this Exchange Offer, the Company believes that all of the Debentures issued in the Original Exchange Offer and this Exchange Offer are part of the same "issue" within the meaning of the regulations issued under Sections 1271-1275 of the Code. As a consequence, so long as the Shares continue to be traded on an established securities market throughout the 60 day period ending 30 days after the Expiration Time, as is likely, the "issue price" of the Debentures issued in this Exchange Offer should be the same as the "issue price" of the Debentures issued in the Original Exchange Offer. Hence, the "issue price" of the Debentures should be the fair market value of the Shares exchanged therefor as of the time of the Original Exchange Offer ($5.0667). There is a risk that the Internal Revenue Service may assert that the Debentures issued in this Exchange Offer are not part of the same "issue" as those issued in connection with the Original Exchange Offer. If the Internal Revenue Service were to prevail with respect to such assertion, the "issue price" of the Debentures issued in this Exchange Offer would be determined as follows. If the Shares were traded on an established securities market throughout the 60 day period ending 30 days after the Expiration Time, the "issue price" of the Debentures would be the fair market value of the Shares exchanged therefor as of the date of the exchange contemplated by this Exchange Offer. If the Shares were not traded on an established securities market within the applicable period, the "issue price" of the Debentures would be their "stated redemption price at maturity" (generally, the face value of the Debentures) unless either (i) the Debentures did not bear "adequate stated interest" within the meaning of Section 1274 of the Code, which is unlikely, or (ii) also unlikely, the Debentures were issued in a so-called "potentially abusive situation" as defined in the Treasury Regulations under
Section 1274 of the Code, in which case the "issue price" of the Debentures would be the present value of all payments to be made on the Debenture, discounted at the applicable federal rate.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO PROSPECTIVE HOLDERS OF DEBENTURES

  Interest on the Debentures -- General

     With respect to stockholders who exchange Shares for Debentures in the Exchange Offer, interest on the Debentures will, except as provided below (See "Original Issue Discount on Debentures" and "Taxation of Original Issue Discount"), be taxable as ordinary interest income at the time such amounts are accrued or received in accordance with the holder's method of accounting for United States federal income tax purposes. Holders of Debentures will be credited with interest from October 23, 1998.

  Original Issue Discount on Debentures

     If the "stated redemption price at maturity" of the Debentures exceeds the "issue price" of the Debentures by more than a de minimis amount (0.25% of the "stated redemption price at maturity" multiplied by the number of years to maturity), the Debentures will be treated as having original issue discount ("OID") to the extent of such excess.

     The "stated redemption price at maturity" of the Debentures will equal the total of all payments under the Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than an additional debt instrument of the issuer) at least annually at a single fixed rate.

     The "issue price" of the Debentures is defined generally above under the caption "Issue Price of Debentures Defined" and should equal the fair market value of the Shares as of the time of the Original Exchange Offer ($5.0667). On the other hand, it is possible that in the context of the receipt of Debentures by a stockholder in a transaction treated as other than a sale or exchange for federal income tax purposes (See "Certain Federal Income Tax Consequences to Tendering Stockholders" -- "Characterization of the Exchange"), the "issue price" of the Debentures for purposes of computing OID could equal the face value of the Debentures. Such a result would produce a divergence in the "issue price" of the Debentures for purposes of computing OID based on the status of the exchange of Shares for Debentures as either a sale or exchange or a distribution for federal income tax purposes. Because such a result appears anomalous and would generate substantial administrative difficulties, the Company intends to treat the "issue price" of the Debentures in all cases as the fair market value of the Shares as of the time of the Original Exchange Offer so long as the Shares continue to be traded on an established securities market. See "Issue Price of Debentures Defined."

     The "stated redemption price at maturity" of the Debentures should be $6.50 for each Share tendered by a stockholder. This amount exceeds the $5.0667 intended "issue price" of the Debentures. Accordingly, the Debentures will have significant OID. If the "issue price" of the Debentures is held to be greater than $5.0667, the amount of OID with respect to the Debentures would be smaller.

  Taxation of Original Issue Discount on Debentures

     Each holder of a Debenture with OID will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year in which such holder holds or is deemed to hold the Debenture regardless of the holder's method of accounting and even though the cash to

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

which such income is attributable may not be received until the sale, redemption, or maturity of the Debenture. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds or is deemed to hold the Debenture a pro rata portion of the OID thereon which is attributable to the accrual period in which such day is included. The amount of the OID attributable to each accrual period will be the "adjusted issue price" of the Debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the Debenture (properly adjusted for the length of the accrual period). The adjusted issue price of a Debenture at the beginning of an accrual period will be the original issue price of the Debenture plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the Debenture. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Debentures, produces an amount equal to the "issue price" of the Debentures. The Company believes that purchasers of all of the Debentures will be deemed to have held the Debentures since October 23, 1998 and will accrue OID from such date.

     The Company will cause to be furnished annually to the Internal Revenue Service and to record holders of the Debentures information relating to the OID, if any, accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a holder who acquired the Debentures in the Exchange Offer.

     If a stockholder receives Debentures in a transaction treated as other than a sale or exchange for federal income tax purposes (See "Certain Federal Income Tax Consequences to Tendering Stockholders" -- "Characterization of the Exchange") and the fair market value of the Debentures exceeds the "issue price" of the Debentures (generally, the trading value of the Shares (See "Issue Price of Debentures Defined")), the stockholder could, in connection with the receipt and holding of the Debentures, recognize ordinary income (excluding "qualified stated interest") in an aggregate amount in excess of the face amount of the Debentures received. In such case, the OID recognition would result in an increase to the initial tax basis of the Debentures (See "Redemption or Sale of Debentures" below) and could provide the stockholder with a taxable loss at the time of the sale or redemption of the Debentures; however, such loss could be a capital loss the deductibility of which may be limited under the Code. It is not known whether the fair market value of the Debentures exceeds the "issue price" of the Debentures. Alternatively, if the "issue price" of a Debenture received in a transaction treated as other than a sale or exchange for federal income tax purpose is the face value of such Debenture (See "Original Issue Discount on Obligations"), any such taxable loss may not occur.

     BECAUSE THE RULES GOVERNING OID MAY REQUIRE HOLDERS OF DEBENTURES TO PAY FEDERAL INCOME TAXES ON INCOME IN ADVANCE OF RECEIPT OF THE CASH ATTRIBUTABLE TO SUCH INCOME, STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR DEBENTURES PURSUANT TO THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS. OID WILL ACCRUE ON THE DEBENTURES FROM OCTOBER 23, 1998.

  Original Issue Discount -- Trading of Debentures

     Because of the identity in the terms of the Debentures issued in the Original Exchange Offer and the Debentures issued in this Exchange Offer and because of the close proximity in time of the Original Exchange Offer and this Exchange Offer, the Company believes that all of the Debentures issued in the Original Exchange Offer and this Exchange Offer are part of the same "issue" within the meaning of the regulations issued under Sections 1271-1275 of the Code. (See "Characterization of the Exchange" and "Issue Price of Debentures Defined" above.) If all of the Debentures are treated as part of the same "issue," the amount of OID with respect to the Debentures issued in this Exchange Offer will be the same as the amount of OID with respect to the Debentures issued in the Original Exchange Offer. The Company believes that as a result of the identity in the amount of OID with respect to all Debentures and as a consequence of other factors, all of the Debentures should trade interchangeably, which could positively impact the development of a trading market for the Debentures.

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

     There is, however, a risk that the Internal Revenue Service may assert that the Debentures issued in this Exchange Offer are not part of the same "issue" as those issued in connection with the Original Exchange Offer. If the Internal Revenue Service were to prevail with respect to such assertion and if the value of the Shares as of the time of this Exchange Offer differed from the value of the Shares as of the time of the Original Exchange Offer, the amount of OID with respect to the Debentures issued in this Exchange Offer would differ from the amount of OID with respect to the Debentures issued in the Original Exchange Offer. Because variations in the amount of OID with respect to specific Debentures would be difficult or impossible to account for and maintain administratively, the ability to trade the Debentures issued in this Exchange Offer interchangeably with the Debentures issued in the Original Exchange Offer could be adversely affected. Further, if there were variations in the amount of OID and if the value of the Debentures at any time were less than the "issue price" of either group of Debentures, prospective purchasers might prefer one group of Debentures over another group because of perceived benefits in acquiring Debentures with a smaller amount of OID than other Debentures, thereby also potentially adversely impacting the ability of the Debentures to trade interchangeably.

  Bond Premium

     If the "issue price" of a Debenture were determined to exceed its stated principal amount, which is unlikely, the Debenture would be treated as having been issued with amortizable bond premium, in which case a holder thereof would be entitled to amortize such bond premium over the life of the Debenture if an election under Section 171 of the Code is made or is already in effect. An election under Section 171 of the Code is available only if the Debenture is held as a capital asset. This election is revocable only with the consent of the Internal Revenue Service and applies to all obligations owned or subsequently acquired by the holder on or after the first day of the taxable year to which the election applies. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Debentures will be reduced. The amortizable bond premium is treated as an offset to interest income on the Debentures rather than as a separate deduction item.

  Redemption or Sale of Debentures

     Generally, any redemption or sale of the Debentures by a holder will result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of the other property received (except to the extent attributable to accrued but previously untaxed interest) and the holder's adjusted basis in the Debentures. The initial tax basis of a holder's Debentures will generally equal the excess of the "issue price" of the Debentures; however, in the case of a stockholder who receives the Debentures in a transaction treated as other than a sale or exchange, the initial tax basis of a holder's Debentures will be the fair market value of the Debentures as of the time of the exchange. A holder's initial tax basis in the Debentures will be increased by any OID with respect to the Debenture included in the holder's income prior to sale or redemption of the Debenture and will be reduced by the amount of any amortizable bond premium applied against the holder's income prior to sale or redemption of the Debenture and by any cash payments other than payments of qualified stated interest.

     Except to the extent attributable to accrued but previously untaxed interest, such gain or loss will generally be long-term capital gain or loss if the holder's holding period for the Debentures exceeds twelve months and if the Debenture is held as a capital asset by the holder. However, if for any reason the "issue price" of a holder's Debenture exceeds the holder's adjusted tax basis in the Debentures at the time of the issuance of the Debenture, which appears unlikely in the present circumstances given the Company's intent with respect to the computation of OID (See "Original Issue Discount on Debentures" above), an additional portion of such gain will be ordinary in character. Thus, for example, if the "issue price" of a Debenture issued in a transaction treated as other than a sale or exchange for federal income tax purposes (i.e., a dividend transaction) were the face value of the Debenture (See "Original Issue Discount on Debentures" above) and the stockholder recognized dividend income in an amount smaller than the face value of the Debentures, an additional portion of the gain on disposition of the Debenture could be ordinary in character. HOLDERS OF DEBENTURES CONTEMPLATING A SALE OF THE DEBENTURES ARE URGED TO CONSULT

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

THEIR OWN TAX ADVISORS REGARDING THE TAX EFFECTS OF SUCH SALE PRIOR TO CONSUMMATING THE SALE.

  Backup Withholding

     Backup withholding at a rate of 31% may apply to interest (including OID) payments and the proceeds from a redemption of the Debentures unless the holder
(i) is a corporation or comes within certain other exempt categories and demonstrates such fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with all applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's United States federal income tax liability provided that correct information is provided to the Internal Revenue Service. Stockholders may furnish their correct taxpayer identification number and otherwise comply with the backup withholding rules by completing and returning the Substitute Form W-9, included as a part of the Letter of Transmittal.

TAX CONSEQUENCES TO COMPANY

     The Company will recognize no gain or loss in connection with the acquisition of Shares in exchange for Debentures.

                                       50